                                                                   EXHIBIT 10.3

                                                         [FINAL EXECUTION COPY]


                                U.S. $57,500,000


                                CREDIT AGREEMENT,

                         dated as of September 30, 1998


                                      among


                            TRUE TEMPER SPORTS, INC.,

                                as the Borrower,



                         VARIOUS FINANCIAL INSTITUTIONS,

                                 as the Lenders,



                           DLJ CAPITAL FUNDING, INC.,

                    as the Syndication Agent for the Lenders,


                                       and


                       THE FIRST NATIONAL BANK OF CHICAGO,

                  as the Administrative Agent for the Lenders.



                                   ARRANGED BY

               DONALDSON, LUFKIN & JENRETTE SECURITIES CORPORATION

                                CREDIT AGREEMENT


         THIS CREDIT AGREEMENT, dated as of September 30, 1998, is made by and among TRUE TEMPER SPORTS, INC., a Delaware corporation (the "Borrower"), the various financial institutions as are or may become parties hereto (collectively, the "Lenders"), DLJ CAPITAL FUNDING, INC. ("DLJ"), as syndication agent (the "Syndication Agent") for the Lenders, THE FIRST NATIONAL BANK OF CHICAGO ("First Chicago"), as administrative agent (the "Administrative Agent") for the Lenders (the Syndication Agent and the Administrative Agent are sometimes referred to herein as the "Agents" and each as an "Agent") and Donaldson, Lufkin & Jenrette Securities Corporation, as Lead Arranger.

                              W I T N E S S E T H:


         WHEREAS, pursuant to a Reorganization, Recapitalization and Stock Purchase Agreement, dated as of June 29, 1998 (as amended by Amendment No. 1 dated as of August 1, 1998 and Amendment No. 2 dated as of the date hereof and as further amended, supplemented or otherwise modified from time to time in accordance with the terms thereof and hereof, the "Stock Purchase Agreement"), among True Temper Sports, Inc. (which was renamed "True Temper Corporation") ("True Temper" or "Holdco"), The Black & Decker Corporation ("Black & Decker") and TTS LLC, a Delaware limited liability company ("TTS LLC"), Cornerstone Equity Investors IV, L.P. ("Cornerstone"), certain other equity investors in TTS LLC on the Closing Date (such investors, together with Cornerstone, the "New Investors") and certain other equity owners and employees of True Temper (such owners, employees and the New Investors, collectively, the "Purchasers") intend to consummate a recapitalization of True Temper, whereby, among other things,
(i) Black & Decker will cause its wholly-owned Subsidiaries, Emhart Industries, Inc. ("EII") and Emhart Inc. ("Emhart"), to contribute to True Temper certain assets used exclusively in, or which relate exclusively to, the True Temper Business (this and other defined terms having the meanings set forth below), in exchange for (x) shares of the common stock, $.01 par value, of Holdco (the "Common Stock") and (y) shares of preferred stock, $.01 par value, of Holdco (the "Preferred Stock"; the shares of Common Stock and Preferred Stock issued to EII are collectively referred to herein as the "EII Equity Interest", the shares of Common Stock and Preferred Stock issued to Emhart are collectively referred to herein as the "Emhart Equity Interest" and the issuance by Holdco of the EII Equity Interest and the Emhart Equity Interest is referred to herein as the "Reorganization"), (ii) Black & Decker will cause True Temper to establish a branch in each of the United Kingdom, Australia and Japan and will cause each of Tucker Fasteners Limited ("Tucker"), Black & Decker (Australasia) Pty. Limited ("B&D Australia") and Nippon Pop Rivets & Fasteners, Ltd. ("Nippon") to contribute the assets and liabilities relating exclusively to the True Temper Business operations in the United Kingdom, Australia and Japan, respectively, to True Temper in exchange for promissory notes to be issued to each of Tucker, B&D Australia and Nippon with a fixed interest rate equal to 7.5% per annum, payable in full on the Closing Date, with principal amounts equal to $3,860,000, $1,936,024.05 and $406,000, respectively (collectively, the "Foreign Branch Notes"), (iii) Black & Decker will cause certain of its other Subsidiaries to contribute to True

Temper certain assets used exclusively in the True Temper Business (such asset contributions, together with the asset contributions by EII, Emhart, Tucker, B&D Australia and Nippon, are collectively referred to herein as the "Asset Contribution" and all such assets are collectively referred to herein as the "Contributed Assets"), in exchange for (x) promissory notes issued by Holdco which are to be paid in full on the Closing Date and (y) the assumption by True Temper of certain liabilities, (iv) Holdco will redeem a portion of the EII Equity Interest issued to EII and a portion of the Emhart Equity Interest for promissory notes which are to be paid in full on the Closing Date, and the New Investors will purchase a portion of the EII Equity Interest, such that, after giving effect to such redemptions and purchases, the New Investors will own approximately 89% of the voting Capital Stock of Holdco, (v) Holdco will issue to Black & Decker not more than $25,000,000 in principal amount of its senior discount notes (the "Discount Notes", with the issuance thereof being herein referred to as the "Discount Notes Issuance"), and (vi) Holdco will transfer to Borrower the Contributed Assets (other than certain leased properties) in exchange for (A) Borrower's assumption of all liabilities arising under or associated with the Contributed Assets, (B) 100 shares of Borrower's common stock and (C) a promissory note in the amount of $125,916,000 (the "Intercompany Loan") which is to be paid in full on the Closing Date (such redemptions, purchases and issuance, collectively, the "Recapitalization");

         WHEREAS, in connection with the Recapitalization, and pursuant to the Transaction Documents (as defined below), the following capital-raising and contribution transactions will occur prior to or contemporaneously with the consummation of the Recapitalization and the making of the initial Credit Extensions hereunder:

                  (a) (x) Holdco shall receive a cash equity contribution from the New Investors in an amount of not less than $58,700,000 (the "Holdco Equity Contribution"), (y) Holdco shall receive a cash equity contribution from management of the Borrower in an amount of not less than $300,000 and (z) EII shall receive exchanges of Rollover Stock having a fair market value of, in the aggregate, approximately $3,700,000;

                  (b) the Borrower shall receive gross cash proceeds of not more than $100,000,000 from the issuance of its senior subordinated notes (or, alternatively, its senior subordinated increasing rate bridge notes) (the "Subordinated Notes", with the issuance thereof being herein referred to as the "Subordinated Debt Issuance"; the Asset Contribution, the Reorganization, the Recapitalization, the Holdco Equity Contribution, the Discount Notes Issuance, the Subordinated Debt Issuance, the financings contemplated hereunder and all transactions related thereto, including those described in the recitals hereto, being herein collectively referred to as the "Transaction"); and

                  (c) all net proceeds from the Subordinated Debt Issuance and the Holdco Equity Contribution, together with all proceeds from the initial Borrowing of the Term Loans, shall be applied by the Borrower or Holdco (as the case may be) to consummate the Transaction;

         WHEREAS, in connection with the Transaction and the ongoing working capital and general corporate needs of the Borrower and its Subsidiaries, the Borrower desires to obtain the following financing facilities from the Lenders:

                  (a) a Term-A Loan Commitment and a Term-B Loan Commitment pursuant to which Borrowings of Term-A Loans and Term-B Loans will be made to the Borrower on the Closing Date in a maximum, original principal amount of $10,000,000 (in the case of Term-A Loans) and $27,500,000 (in the case of Term-B Loans);

                  (b) a Revolving Loan Commitment (to include availability for Revolving Loans, Swing Line Loans and Letters of Credit) pursuant to which Borrowings of Revolving Loans in a maximum aggregate principal amount (together with all Swing Line Loans and Letter of Credit Outstandings) not to exceed $20,000,000 will be made to the Borrower from time to time subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date;

                  (c) a Letter of Credit Commitment pursuant to which the Issuer will issue Letters of Credit for the account of the Borrower and its Subsidiaries from time to time subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date in a maximum aggregate Stated Amount at any one time outstanding not to exceed $10,000,000 (provided, that the aggregate outstanding principal amount of Revolving Loans, Swing Line Loans and Letter of Credit Outstandings at any time shall not exceed the then existing Revolving Loan Commitment Amount); and

                  (d) a Swing Line Loan Commitment pursuant to which Borrowings of Swing Line Loans in an aggregate outstanding principal amount not to exceed $5,000,000 will be made subsequent to the Closing Date but prior to the Revolving Loan Commitment Termination Date (provided, that the aggregate outstanding principal amount of such Swing Line Loans, together with Revolving Loans and Letter of Credit Outstandings, at any time shall not exceed the then existing Revolving Loan Commitment Amount);

         WHEREAS, on the Closing Date, contemporaneously with the consummation of the Transaction, the Discount Notes Issuance, the Subordinated Debt Issuance and the initial Borrowing of Term Loans hereunder, the Borrower shall repay the Intercompany Loan in full in cash an amount equal to all the net proceeds of the Subordinated Debt Issuance and the initial Borrowing of Term Loans (other than approximately $7,500,000 in proceeds of Term B Loans that are necessary to effect the Grafalloy Acquisition and any proceeds which are used to pay fees and expenses of the Borrower related to the Transaction) for purposes of consummating the Transaction; and

         WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth (including Article V), to extend such Commitments, make such Loans to the Borrower and issue and participate in such Letters of Credit;

         NOW, THEREFORE, the parties hereto agree as follows:

                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

         SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):

         "Administrative Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Administrative Agent pursuant to Section 9.4.

         "Affiliate" of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be "controlled by" any other Person if such other Person possesses, directly or indirectly, power (i) to vote 10% or more of the Capital Stock (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

         "Agents" is defined in the preamble.

         "Agreement" means, on any date, this Credit Agreement as originally in effect on the Closing Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.

         "Alternate Base Rate" means, for any day, a rate of interest per annum equal to the higher of (i) the Corporate Base Rate for such day, and (ii) the sum of the Federal Funds Effective Rate plus 1/2 of 1% per annum.

         "Annualized" means (i) with respect to the end of the first full Fiscal Quarter of the Borrower ending after the Closing Date, the applicable amount for such Fiscal Quarter multiplied by four, (ii) with respect to the second full Fiscal Quarter of the Borrower ending after the Closing Date, the sum of the applicable amount for such Fiscal Quarter and the immediately preceding Fiscal Quarter multiplied by two, and (iii) with respect to the third full Fiscal Quarter of the Borrower ending after the Closing Date, the sum of the applicable amount for such Fiscal Quarter and the immediately preceding two Fiscal Quarters, multiplied by one and one-third.

         "Applicable Commitment Fee" means, (i) in respect of the Revolving Loan Commitment, for each day from the Closing Date through (but excluding) the date upon which the Compliance Certificate for the Fiscal Quarter ending March 31, 1999 is delivered or required to be delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1, a fee which shall accrue at a rate of 1/2 of 1% per annum, and (ii) in respect of the Revolving Loan

Commitment, for each day from and after the date of such delivery of the Compliance Certificate, a fee which shall accrue at the applicable rate per annum set forth below under the column entitled "Applicable Commitment Fee", determined by reference to the Leverage Ratio as in effect for the Fiscal Quarter last ended as of such time of determination:



                                                         APPLICABLE
  LEVERAGE RATIO                                       COMMITMENT FEE
  --------------                                       --------------

 GREATER THAN OR
  EQUAL TO 5.0:1                                           0.500%

 GREATER THAN OR
EQUAL TO 4.0:1 AND
 LESS THAN 5.0:1                                           0.375%

 GREATER THAN OR
EQUAL TO 3.0:1 AND
 LESS THAN 4.0:1                                           0.300%

 LESS THAN 3.0:1                                           0.250%


         The Leverage Ratio used to compute the Applicable Commitment Fee for any day referred to in clause (ii) above shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent on or prior to such day pursuant to clause (c) of Section
7.1.1. Changes in the Applicable Commitment Fee resulting from a change in the Leverage Ratio shall become effective (as of the first day following the Fiscal Quarter in respect of which such Compliance Certificate was required to be delivered) upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within the number of days after the end of any Fiscal Quarter as required pursuant to clause (c) of Section
7.1.1 (without giving effect to any grace period), the Applicable Commitment Fee from and including the first day after the date on which such Compliance Certificate was required to be delivered to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Commitment Fee set forth above. Notwithstanding the foregoing, the Borrower may, in its sole discretion, following the end of any Fiscal Quarter, deliver to the Administrative Agent a written estimate (the "Leverage Ratio Estimate") setting forth the Borrower's good faith estimate of the Leverage Ratio (based on calculations contained in a Compliance Certificate) that will be set forth in the next Compliance Certificate required to be delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1. In the event that the Leverage Ratio Estimate indicates that there would be a change in the Applicable Commitment Fee resulting from a change in the Leverage Ratio, such change will become effective on the first day following delivery of the Leverage Ratio Estimate. In the event that, once the next Compliance Certificate is delivered, the Leverage Ratio as set forth in such Compliance Certificate differs
                                       -5-
from that calculated in the Leverage Ratio Estimate delivered for the Fiscal Quarter with respect to which such Compliance Certificate has been delivered, and such difference results in an Applicable Commitment Fee which is greater or lesser than the Applicable Commitment Fee theretofore in effect, then (A) such greater or lesser Applicable Commitment Fee shall be deemed to be in effect for all purposes of this Agreement from the first day following the delivery of the Leverage Ratio Estimate, and (B) if the Borrower shall have theretofore made any payment of Commitment Fees in respect of the period from the first day following the delivery of the Leverage Ratio Estimate to the actual date of delivery of the Compliance Certificate, then, on the next Quarterly Payment Date, either (x) if the new Applicable Commitment Fee is greater than the Applicable Commitment Fee theretofore in effect, the Borrower shall promptly pay as a supplemental payment of Commitment Fees, an amount which equals the difference between the amount of Commitment Fees that would otherwise have been paid based on such new Leverage Ratio and the amount of such Commitment Fees actually so paid, or (y) if the new Applicable Commitment Fee is less than the Applicable Commitment Fee theretofore in effect, an amount shall be deducted from the interest on Revolving Loans and Commitment Fees and Letter of Credit Fees under the first sentence of Section 3.3.3 then otherwise payable in an amount which equals the difference between the amount of Commitment Fees so paid and the amount of Commitment Fees that would otherwise have been paid based on such new Leverage Ratio (or, if no such payment is owed by the Borrower to the applicable Lenders on such next Quarterly Payment Date, or if such amount owed by the Borrower is less than such difference, the applicable Lenders shall pay to the Borrower on such next Quarterly Payment Date the amount of such difference less the amount, if any, owed by the Borrower to such Lenders on such Quarterly Payment Date).

         "Applicable Margin" means at all times during the applicable periods set forth below,

                  (a) with respect to the unpaid principal amount of each Term-B Loan maintained as a (i) Base Rate Loan, 1.25% per annum and (ii) Eurodollar Loan, 2.50% per annum;

                  (b) from the Closing Date through (but excluding) the date upon which the Compliance Certificate for the Fiscal Quarter ending March 31, 1999 is delivered by the Borrower to the Administrative Agent pursuant to clause (c) of Section 7.1.1, with respect to the unpaid principal amount of (i) each Swing Line Loan (each of which shall be borrowed and maintained only as a Base Rate Loan) and each Revolving Loan and Term-A Loan maintained as a Base Rate Loan, 1.00% per annum, and (ii) each Revolving Loan and Term-A Loan maintained as a Eurodollar Loan, 2.25% per annum; and

                  (c) at all times from and after the date of such delivery of the Compliance Certificate described in clause (b) above, with respect to the unpaid principal amount of each Swing Line Loan (each of which shall be borrowed and maintained only as a Base Rate Loan) and each Revolving Loan and Term-A Loan, by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin for Base Rate Loans", in the case of Base Rate Loans, or by reference to the applicable Leverage Ratio and at the applicable percentage per annum set forth below under the column entitled "Applicable Margin for Eurodollar Loans", in the case of Eurodollar Loans:



             APPLICABLE MARGIN FOR REVOLVING LOANS AND TERM-A LOANS


                                                          APPLICABLE                          APPLICABLE
                                                       MARGIN FOR BASE                        MARGIN FOR
               LEVERAGE RATIO                             RATE LOANS                       EURODOLLAR LOANS
               --------------                             ----------                       ----------------

       GREATER THAN OR EQUAL TO 5.0:1                       1.00%                               2.25%

     GREATER THAN OR EQUAL TO 4.0:1 AND
               LESS THAN 5.0:1                              0.75%                               2.00%

     GREATER THAN OR EQUAL TO 3.0:1 AND
               LESS THAN 4.0:1                              0.25%                               1.50%

               LESS THAN 3.0:1                              0.00%                               1.00%


         The Leverage Ratio used to compute the Applicable Margin for Swing Line Loans, Revolving Loans and Term-A Loans for any day shall be the Leverage Ratio set forth in the Compliance Certificate most recently delivered by the Borrower to the Administrative Agent on or prior to such day pursuant to clause (c) of
Section 7.1.1. Changes in the Applicable Margin for Swing Line Loans, Revolving Loans and Term-A Loans resulting from a change in the Leverage Ratio shall become effective (as of the first day following the Fiscal Quarter in respect of which such Compliance Certificate was required to be delivered) upon delivery by the Borrower to the Administrative Agent of a new Compliance Certificate pursuant to clause (c) of Section 7.1.1. If the Borrower shall fail to deliver a Compliance Certificate within the number of days after the end of any Fiscal Quarter as required pursuant to clause (c) of Section 7.1.1 (without giving effect to any grace period), the Applicable Margin for Swing Line Loans, Revolving Loans and Term-A Loans from and including the first day after the date on which such Compliance Certificate was required to be delivered to but not including the date the Borrower delivers to the Administrative Agent a Compliance Certificate shall conclusively equal the highest Applicable Margin for Swing Line Loans, Revolving Loans and Term-A Loans set forth above. Notwithstanding the foregoing, the Borrower may, in its sole discretion, following the end of any Fiscal Quarter, deliver to the Administrative Agent a Leverage Ratio Estimate setting forth the Borrower's good faith estimate of the Leverage Ratio (based on calculations set forth in a Compliance Certificate) that will be set forth in the next Compliance Certificate required to be delivered by the Borrower to the Administrative Agent pursuant to clause (c) of
Section 7.1.1. In the event that the Leverage Ratio Estimate indicates that there would be a change in the Applicable Margin resulting from a change in the Leverage Ratio, such change will become effective on the first day following delivery of the Leverage Ratio Estimate. In the event that, once the next Compliance Certificate is delivered, the Leverage Ratio as set forth in such

Compliance Certificate differs from that calculated in the Leverage Ratio Estimate delivered for the Fiscal Quarter with respect to which such Compliance Certificate has been delivered, and such difference results in an Applicable Margin which is greater or lesser than the Applicable Margin theretofore in effect, then (A) such greater or lesser Applicable Margin shall be deemed to be in effect for all purposes of this Agreement from the first day following the delivery of the Leverage Ratio Estimate, and (B) if the Borrower shall have theretofore made any payment of interest in respect of Swing Line Loans, Revolving Loans or Term-A Loans, or of Letter of Credit Fees pursuant to the first sentence of Section 3.3.3, in any such case in respect of the period from the first day following the delivery of the Leverage Ratio Estimate to the actual date of delivery of the Compliance Certificate, then, on the next Quarterly Payment Date, either (x) if the new Applicable Margin is greater than the Applicable Margin theretofore in effect, the Borrower shall promptly pay as a supplemental payment of interest and/or Letter of Credit Fees, an amount which equals the difference between the amount of interest and Letter of Credit Fees that would otherwise have been paid based on such new Leverage Ratio and the amount of such interest and Letter of Credit Fees actually so paid, or (y) if the new Applicable Margin is less than the Applicable Margin theretofore in effect, an amount shall be deducted from the interest on Revolving Loans, Commitment Fees and Letter of Credit Fees (in the case of differences in respect of interest on Revolving Loans and Letter of Credit Fees) or from the interest on Term-A Loans (in the case of differences in respect of interest on Term-A Loans) thereafter payable by the Borrower in an amount which equals the difference between the amount of interest and Letter of Credit Fees so paid and the amount of interest and Letter of Credit Fees that would otherwise have been paid based on such new Leverage Ratio (or, if no such payment by the Borrower to the applicable Lenders will thereafter accrue hereunder, or if the amount that so accrues is less than such difference, the applicable Lenders will promptly pay to the Borrower an amount equal to such difference less the amount, if any, of such accrued and unpaid payments).

         "Arranger" means Donaldson, Lufkin & Jenrette Securities Corporation, a Delaware corporation.

         "Asset Contribution" is defined in the first recital.

         "Assignee Lender" is defined in Section 10.11.1.

         "Assignor Lender" is defined in Section 10.11.1.

         "Assumed Indebtedness" means Indebtedness of a Person (or Indebtedness assumed at the time of the acquisition of an asset securing such Indebtedness) which (i) is in existence at the time such Person becomes a Subsidiary of the Borrower or such asset is acquired or (ii) is assumed in connection with an Investment in or acquisition of such Person or asset, and has not been incurred or created by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary of the Borrower or such asset being acquired.

         "Authorized Officer" means, relative to any Obligor, those of its officers whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to Section 5.1.1.

         "Base Financial Statements" is defined in clause (a) of Section 5.1.11.

         "Base Rate Loan" means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.

         "Black & Decker" is defined in the first recital.

         "Borrower" is defined in the preamble.

         "Borrower Pledge Agreement" means the Pledge Agreement executed and delivered by an Authorized Officer of the Borrower pursuant to clause (b) of
Section 5.1.8, substantially in the form of Exhibit F-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Borrower Security Agreement" means the Security Agreement executed and delivered by an Authorized Officer of the Borrower pursuant to Section 5.1.9, substantially in the form of Exhibit G-1 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Borrowing" means the Loans of the same type and, in the case of Eurodollar Loans, having the same Interest Period made by all Lenders on the same Business Day and pursuant to the same Borrowing Request in accordance with
Section 2.1.

         "Borrowing Request" means a loan request and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit B-1 hereto.

         "Bridge Note Agreement" means the Securities Purchase Agreement dated as of September 30, 1998, among the Borrower and the guarantors and purchaser party thereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

         "Business Day" means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Memphis, Tennessee, New York, New York or Chicago, Illinois and, with respect to Borrowings of, Interest Periods with respect to, payments of principal and interest in respect of, and conversions of Base Rate Loans into, Eurodollar Loans, on which dealings in Dollars are carried on in the London interbank market.

         "Capital Expenditures" means, for any period, the sum, without duplication, of (i) the aggregate amount of all expenditures of the Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (ii) the aggregate amount of all Capitalized Lease Liabilities incurred during such period by the Borrower and its Subsidiaries; provided that Capital Expenditures shall not include (i) any such expenditures funded with (x) any Net Casualty Proceeds, as permitted under clause (e) of Section 3.1.1, or (y) any Net Disposition Proceeds of any asset sale permitted under

Section 7.2.9 or (ii) any Investment made under Section 7.2.5 (other than pursuant to clause (e) thereof).

         "Capital Stock" means, with respect to any Person, (i) any and all shares, interests, participations, rights or other equivalents of or interests in (however designated) corporate or capital stock, including, without limitation, shares of preferred or preference stock of such Person, (ii) all partnership interests (whether general or limited) in such Person, (iii) all membership interests or limited liability company interests in such Person, and
(iv) all other equity or ownership interests in such Person of any other type.

         "Capitalized Lease Liabilities" means all monetary obligations of the Borrower or any of its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

         "Cash Equivalent Investment" means, at any time:

                  (a) any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States of America or any agency thereof;

                  (b) commercial paper, maturing not more than nine months from the date of issue, which is issued or guaranteed by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any state of the United States or of the District of Columbia and with a short-term commercial paper rating of at least A-l by S&P's or P-l by Moody's, (ii) any Lender (or its holding company) or (iii) any other bank with a short-term commercial paper rating of at least A-l by S&P's or P-l by Moody's;

                  (c) any time deposit, certificate of deposit or bankers acceptance, maturing not more than one year after such time, which is issued by either (i) a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000, or (ii) any Lender;

                  (d) any repurchase agreement entered into with any Lender (or other commercial banking institution of the stature referred to in clause (c)(i)) which (i) is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such Lender (or other commercial banking institution) thereunder;

                  (e) any money market or similar fund not less than 95% of the assets of which are comprised of any of the items specified in clauses
         (a) through (d) above and as to which withdrawals are permitted at least every 90 days; or

                  (f) in the case of any Non-U.S. Subsidiary, investments denominated in the currency of the jurisdiction in which such Non-U.S. Subsidiary is organized or has its principal place of business which are similar to the items specified in clauses (a) through (e) above.

         "Casualty Event" means the damage, destruction or condemnation, as the case may be, of any property of the Borrower or any of its Subsidiaries.

         "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

         "CERCLIS" means the Comprehensive Environmental Response Compensation Liability Information System list.

         "Change in Control" means

                  (a) at any time subsequent to an initial Public Offering by Holdco, the acquisition by any Person, or two or more Persons acting in concert (other than the New Investors and their controlled Affiliates), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of
         1934) of 30% or more of the outstanding shares of voting Capital Stock of Holdco; or

                  (b) the failure of the Cornerstone Investors to own, free and clear of all Liens or other encumbrances, directly or indirectly, at all times prior to an initial Public Offering by Holdco, at least 45% of the outstanding shares of voting Capital Stock of Holdco on a fully diluted basis; or

                  (c) the failure of the New Investors at any time to have the right, directly or indirectly, to elect a majority of the Boards of Directors of Holdco and the Borrower; or

                  (d) the failure of Holdco to own, free and clear of all Liens or other encumbrances (other than Liens permitted to exist under clauses (a), (e), (g) or (h) of Section 7.2.3), 100% of the outstanding shares of voting Capital Stock of the Borrower on a fully diluted basis.

         "Closing Date" means the date of the initial Borrowing, not to be later than September 30, 1998.

         "Closing Date Certificate" means a certificate of an Authorized Officer of each of the Borrower and Holdco substantially in the form of Exhibit D hereto, delivered pursuant to Section 5.1.5.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commitment" means, as the context may require, (i) a Lender's Term-A Loan Commitment, Term-B Loan Commitment, Revolving Loan Commitment or Letter of Credit Commitment or (ii) the Swing Line Lender's Swing Line Loan Commitment.

         "Commitment Amount" means, as the context may require, the Term-A Loan Commitment Amount, the Term-B Loan Commitment Amount, the Revolving Loan Commitment Amount, the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount.

         "Commitment Fee" is defined in Section 3.3.1.

         "Commitment Termination Date" means, as the context may require, the Revolving Loan Commitment Termination Date or any Term Loan Commitment Termination Date.

         "Commitment Termination Event" means (i) the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor (other than an Immaterial Subsidiary), or (ii) the occurrence and continuance of any other Event of Default and either (x) the declaration of the Loans to be due and payable pursuant to Section 8.3, or (y) in the absence of such declaration, the giving of notice to the Borrower by the Administrative Agent, acting at the direction of the Required Lenders, that the Commitments have been terminated.

         "Common Stock" is defined in the first recital.

         "Compliance Certificate" means a certificate duly completed and executed by the president, chief executive officer, treasurer, assistant treasurer, controller or chief financial Authorized Officer of the Borrower, substantially in the form of Exhibit E hereto.

         "Contingent Liability" means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.

         "Continuation/Conversion Notice" means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of the Borrower, substantially in the form of Exhibit C hereto.

         "Contributed Assets" is defined in the first recital.

         "Controlled Group" means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or section 4001 of ERISA.

         "Cornerstone" is defined in the first recital.

         "Cornerstone Investors" means Cornerstone and its control Affiliates.

         "Corporate Base Rate" means a rate per annum equal to the corporate base rate of interest announced by the Administrative Agent from time to time, changing when and as said corporate base rate changes.

         "Credit Extension" means, as the context may require, (i) the making of a Loan by a Lender, or (ii) the issuance of any Letter of Credit, or the extension of any Stated Expiry Date of any previously issued Letter of Credit, by the Issuer.

         "Credit Extension Request" means, as the context may require, any Borrowing Request or Issuance Request.

         "Current Assets" means, on any date, without duplication, all assets which, in accordance with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower and its Subsidiaries at such date as current assets (excluding, however, amounts due and to become due from Affiliates of the Borrower which have arisen from transactions which are other than arm's-length and in the ordinary course of its business).

         "Current Liabilities" means, on any date, without duplication, all amounts which, in accordance with GAAP, would be included as current liabilities on a consolidated balance sheet of the Borrower and its Subsidiaries at such date, excluding current maturities of Indebtedness.

         "Debt`" means the outstanding principal amount of all Indebtedness of the Borrower and its Subsidiaries of the nature referred to in clauses (a), (b),
(c) or (e) of the definition of "Indebtedness".

         "Default" means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.

         "Disbursement" is defined in Section 2.6.2.

         "Disbursement Date" is defined in Section 2.6.2.

         "Disbursement Due Date" is defined in Section 2.6.2.

         "Disclosure Schedule" means the Disclosure Schedule attached hereto as
Schedule I, as it may be amended, supplemented or otherwise modified from time to time by the Borrower with the written consent of the Required Lenders.

         "Discount Notes" is defined in the first recital, and includes the Discount Notes as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "Discount Notes Issuance" is defined in the first recital.

         "DLJ" is defined in the preamble.

         "Dollar" and the sign "$" mean lawful money of the United States.

         "EBITDA" means, for any applicable period, the sum (without duplication) for the Borrower and its Subsidiaries on a consolidated basis of

                  (a)  Net Income,

plus

                  (b) the amount deducted in determining Net Income representing
         (i) non-cash charges or expenses, including without limitation depreciation and amortization, and (ii) any net loss in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business from the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries),

plus

                  (c) the amount deducted in determining Net Income representing all federal, state and foreign taxes assessed by a governmental taxing authority (whether paid or deferred),

plus

                  (d) the amount deducted in determining Net Income representing
         (i) Interest Expense, (ii) fees, expenses and financing costs incurred in connection with the Transaction, the Grafalloy Acquisition or the refinancing of the Subordinated Notes and the Discount Notes originally issued on the Closing Date, (iii) non-recurring integration expenses incurred in connection with the Transaction and the Grafalloy Acquisition on or prior to the first anniversary of the Closing Date in an amount not to exceed $1,000,000 in the aggregate, (iv) any extraordinary or non-recurring loss and (v) non-recurring charges in an amount not to exceed $500,000 in the aggregate, plus

                  (e) the amount deducted in determining Net Income representing payments in respect of the Thiokol Earn-Out,

minus

                  (f) the amount included in determining Net Income representing
         (i) any extraordinary or non-recurring gain or (ii) any gain in connection with any sale, lease, conveyance or other disposition of any asset (other than in the ordinary course of business or from the Borrower or any of its Subsidiaries to the Borrower or any of its Subsidiaries),

minus

                  (g) to the extent not already deducted in determining Net Income, amounts paid pursuant to clause (c)(i) of Section 7.2.6.

         "EII" is defined in the first recital.

         "EII Equity Interest" is defined in the first recital.

         "Emhart" is defined in the first recital.

         "Emhart Equity Interest" is defined in the first recital.

         "Environmental Laws" means all applicable federal, state or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Eurodollar Base Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the applicable London interbank offered rate for deposits in U.S. dollars appearing on Dow Jones Markets (Telerate Page 3750) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period; provided that, if Dow Jones Markets (Telerate Page 3750) is not available for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable London interbank offered rate for deposits in U.S. Dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period.

         "Eurodollar Loan" means a Loan which, except as otherwise provided in
Section 3.2.2, bears interest at the applicable Eurodollar Rate.

         "Eurodollar Office" means, relative to any Lender, the office of such Lender designated as such on Schedule II hereto or designated in the Lender Assignment Agreement pursuant to which such Lender became a Lender hereunder or such other office of a Lender as shall be so designated from time to time by notice from such Lender to the Borrower and the Administrative Agent, which shall be making or maintaining Eurodollar Loans of such Lender hereunder.

         "Eurodollar Rate" means, with respect to a Eurodollar Loan for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus the Applicable Margin. The Eurodollar Rate shall be rounded to the next higher multiple of 1/16 of 1% if the rate is not such a multiple.

         "Event of Default" is defined in Section 8.1.

         "Excess Cash Flow" means, for any applicable period, the excess (if any), of

                  (a)  EBITDA for such applicable period;

over

                  (b) the sum, without duplication (for such applicable period) of

                           (i) the cash portion of Interest Expense actually
                  paid during such applicable period;

         plus

                           (ii) scheduled payments and optional prepayments, to
                  the extent actually made, of the principal amount of the Term Loans or any other funded Debt (including Capitalized Lease Liabilities) and mandatory prepayments of the principal amount of (x) other funded Debt or (y) the Revolving Loans or Swing Line Loans pursuant to clause (f) of Section 3.1.1 in connection with a reduction of the Revolving Loan Commitment Amount, in each case during such applicable period;

         plus

                           (iii) all federal, state and foreign taxes assessed
                  by a governmental taxing authority and actually paid or payable in cash by the Borrower and its Subsidiaries during such applicable period (but excluding the amount of any such taxes included in calculating Excess Cash Flow in a prior period);

         plus

                           (iv) the amount of Capital Expenditures actually made
                  during the period from the first day following the end of such applicable period to the ninetieth day following the end of such applicable period so long as each such Capital Expenditure (A) was permitted to have been made not only when made but also would have been permitted to have been made during such applicable period, in each case pursuant to clause
                  (a) of Section 7.2.7, (B) has a total cost of at least $50,000, (C) has had a deposit or installment paid in cash in respect thereof no later than the end of such applicable period, (D) was not made by way of the incurrence of any Indebtedness (other than the Revolving Loans and/or the Swing Line Loans) and (E) has been certified by the chief financial Authorized Officer of the Borrower to the Agents and the Lenders as meeting each of the foregoing requirements;

         plus

                           (v) Capital Expenditures actually made during such
                  applicable period pursuant to clause (a) of Section 7.2.7 (excluding any Capital Expenditures that (A) were made by way of the incurrence of Indebtedness (other than the Revolving Loans and/or the Swing Line Loans) and (B) were included in the calculation of clause (b)(iv) of the definition hereof for the period immediately preceding such applicable period);

         plus

                           (vi) the amount of the net increase (or minus, in the
                  case of a net decrease) of Current Assets, other than cash and Cash Equivalent Investments, over Current Liabilities of the Borrower and its Subsidiaries for such applicable period;

         plus

                           (vii) Investments permitted and actually made
                  pursuant to clauses (h) and (n) of Section 7.2.5 during such applicable period;

         plus

                           (viii) without duplication, Restricted Payments
                  actually made in cash pursuant to clauses (c)(ii), (c)(iii) or
                  (d) of Section 7.2.6 during such period;

         plus


                           (ix) payments made in cash during such period in
                  respect of the items described in clauses (d)(ii), (d)(iii),
                  (d)(iv), (d)(v) and (e) of the definition of the term
                  "EBITDA";

         plus

                           (x) payments made in cash during such period against
                  non-current liabilities;

         minus

                           (xi) extraordinary or non-recurring gains actually
                  received in cash by the Borrower and its Subsidiaries.

         "Excluded Equity Proceeds" means any proceeds received by Holdco or the Borrower from the sale or issuance by such Person of its Capital Stock or any warrants or options in respect of any such Capital Stock or the exercise of any such warrants or options, which proceeds are (a) received pursuant to any such sale, issuance or exercise constituting or resulting from (i) capital contributions to, or Capital Stock issuances by, Holdco or the Borrower (exclusive of any such contribution or issuance resulting from a Public Offering or a widely distributed private offering exempted from the registration requirements of Section 5 of the Securities Act of 1933, as amended), (ii) the sale of any Capital Stock of Holdco to any officer, director or employee of such Person or any of its Subsidiaries pursuant to any subscription agreement, incentive plan or similar arrangement with any officer, employee or director of such Person or any of its Subsidiaries, provided such proceeds do not exceed $5,000,000 in the aggregate, (iii) any loan made by Holdco, the Borrower or any of their respective Subsidiaries pursuant to clause (h) of Section 7.2.5, (iv) the Holdco Equity Contribution or (v) the exercise of the Warrants or any options or warrants issued to any officer, employee or director described in clause (ii) above or (b) concurrently applied upon the receipt thereof to refinance the Subordinated Notes or the Discount Notes, in each case, originally issued on the Closing Date.

         "Federal Funds Effective Rate" means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

         "Fee Letter" means the confidential fee letter, dated September 30, 1998, between the Borrower and the Administrative Agent.

         "First Chicago" is defined in the preamble.

         "Fiscal Quarter" means any quarter of any Fiscal Year.

         "Fiscal Year" means any period of twelve consecutive calendar months ending on December 31st of any calendar year.

         "Fixed Charge Coverage Ratio" means, at the end of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of

                  (a)  EBITDA for all such Fiscal Quarters

to

                  (b)  the sum (without duplication) of

                           (i) Capital Expenditures actually made after the
                  Closing Date and during all such Fiscal Quarters pursuant to clause (a) of Section 7.2.7 (excluding Capital Expenditures constituting Capitalized Lease Liabilities and by way of the incurrence of Indebtedness other than with the proceeds of the Revolving Loans and/or Swing Line Loans);

         plus

                           (ii) the cash portion of Interest Expense (net of
                  cash interest income) for all such Fiscal Quarters, provided that for the first three Fiscal Quarters ending after the Closing Date, Interest Expense shall be determined on an Annualized basis;

         plus

                           (iii) all scheduled payments of principal of the Term
                  Loans and other funded Debt (including the principal portion of any Capitalized Lease Liabilities) during all such Fiscal Quarters, provided that for the first three Fiscal Quarters ending after the Closing Date, such payments shall be determined on an Annualized basis.

         "Foreign Branch Notes" is defined in the first recital.

         "F.R.S. Board" means the Board of Governors of the Federal Reserve System or any successor thereto.

         "GAAP" is defined in Section 1.4.

         "Grafalloy" means Grafalloy Corporation, a Delaware corporation.

         "Grafalloy Acquisition" means the acquisition of the business conducted by Grafalloy, a designer, manufacturer and marketer of premium graphite golf shafts (including the Attach Lite, Pro-Lite and So Lite lines of ultra-lightweight graphite shafts), which, according to its management, had revenues of approximately $10,000,000 for the year ended December 31, 1997.

         "Hazardous Material" means (i) any "hazardous substance", as defined by CERCLA, (ii) any "hazardous waste", as defined by the Resource Conservation and Recovery Act, as amended, (iii) any petroleum product, or (iv) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable federal, state or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.

         "Hedging Obligations" means, with respect to any Person, all liabilities of such Person under foreign exchange agreements, interest rate or currency swap agreements, interest rate cap agreements and interest rate collar agreements, commodity agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates or commodities risk.

         "herein", "hereof", "hereto", "hereunder" and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.

         "Holdco" is defined in the first recital.

         "Holdco Discount Note Agreement" means the Securities Purchase Agreement, dated as of September 30, 1998, between Holdco and the purchaser party thereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

         "Holdco Equity Contribution" is defined in the second recital.

         "Holdco Guaranty and Pledge Agreement" means the Guaranty and Pledge Agreement executed and delivered by an Authorized Officer of Holdco pursuant to clause (a) of Section 5.1.8, substantially in the form of Exhibit F-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Immaterial Subsidiary" means, with respect to Subsidiaries of the Borrower, (a) is a Subsidiary that (i) accounted for no more than 3% of the consolidated gross revenues of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter with respect to which, pursuant to clause (a) of Section 7.1.1 or clause (b) of Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements, and (ii) has assets which represent no more than 3% of the consolidated gross assets of the Borrower and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to clause (a) of Section 7.1.1 or clause (b) of Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements and (b) is a Subsidiary that (i) when taken together with all other Immaterial Subsidiaries of the Borrower, accounted for an aggregate of no more than 10% of the consolidated gross revenues of the Borrower and its Subsidiaries for the most recently completed Fiscal Quarter with respect to which, pursuant to clause (a) of Section 7.1.1 or clause (b) of Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements, and (ii) has assets which represent, when taken together with all other Immaterial Subsidiaries of the Borrower, an aggregate of no more than 10% of the consolidated gross assets of the Borrower and its Subsidiaries as of the last day of the most recently completed Fiscal Quarter with respect to which, pursuant to clause (a) of Section 7.1.1 or clause (b) of Section 7.1.1, financial statements have been, or are required to have been, delivered by the Borrower on or before the date as of which any such determination is made, as reflected in such financial statements.

         "Impermissible Qualification" means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification
(i) which is of a "going concern" or similar nature, (ii) which relates to the limited scope of examination of matters relevant to such financial statement, or
(iii) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations under Section 7.2.4.

         "including" means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.

         "Indebtedness" of any Person means, without duplication:

                  (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (exclusive of purchase price adjustments related to working capital adjustments under the Stock Purchase Agreement and amounts payable to Thiokol pursuant to the Thiokol Earn-Out) and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

                  (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker's acceptances issued for the account of such Person;

                  (c)  all Capitalized Lease Liabilities;

                  (d) net liabilities of such Person under all Hedging Obligations;

                  (e) whether or not so included as liabilities in accordance with GAAP, all Indebtedness of the types referred to in clauses (a) through (d) above (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including Indebtedness arising under conditional sales or other title retention agreements), whether or not such Indebtedness shall have been assumed by such Person or is limited in recourse; and

                  (f) all Contingent Liabilities of such Person in respect of any of the foregoing.

For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (to the extent such Person is liable for such Indebtedness).

         "Indemnified Liabilities" is defined in Section 10.4.

         "Indemnified Parties" is defined in Section 10.4.

         "Interest Coverage Ratio" means, at the end of any Fiscal Quarter, the ratio computed for the period consisting of such Fiscal Quarter and each of the three immediately prior Fiscal Quarters of:

                  (a)  EBITDA (for all such Fiscal Quarters);

to

                  (b) the cash portion of Interest Expense (for all such Fiscal Quarters; provided that for the first three Fiscal Quarters ending after the Closing Date, Interest Expense shall be determined on an Annualized basis).

         "Interest Expense" means, for any applicable period, the aggregate consolidated interest expense of the Borrower and its Subsidiaries for such applicable period, as determined in accordance with GAAP, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.

         "Interest Period" means, as to any Eurodollar Loan, the period commencing on the Borrowing date of such Loan or on the date on which the Loan is converted into or continued as a Eurodollar Loan, and ending on the date one, two, three, six or, if available in the Administrative Agent's reasonable determination, nine or twelve months thereafter as selected by the Borrower in its Borrowing Request or its Conversion/Continuation Notice; provided, however, that:


                           (i) if any Interest Period would otherwise end on a
                  day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                           (ii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                           (iii) no Interest Period for any Loan shall extend
                  beyond the Stated Maturity Date for such Loan;

                           (iv) no Interest Period applicable to a Term Loan or
                  portion thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of such Term Loans unless the aggregate principal amount of such Term Loans represented by Base Rate Loans, or by Eurodollar Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment; and

                           (v) there shall be no more than 12 Interest Periods
                  in effect at any one time.

         "Investment" means, relative to any Person, (i) any loan or advance made by such Person to any other Person (excluding commission, travel, relocation and similar advances to officers, directors and employees made in the ordinary course of business), or (ii) any investment, contribution or similar transfer made by such Person for purposes of acquiring or maintaining any ownership or similar interest in another Person or a business of another Person (whether through the ownership or acquisition of Capital Stock, revenues or profits or otherwise, including by way of merger, consolidation or otherwise). The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (and without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such transfer or exchange.

         "Issuance Request" means a Letter of Credit request and certificate duly executed by an Authorized Officer of the Borrower, in substantially the form of Exhibit B-2 attached hereto.

         "Issuer" means the Administrative Agent, in its capacity as Issuer of Letters of Credit and any other Lender as may be designated by the Borrower (and consented to by the Administrative Agent and such Lender, such consent by the Administrative Agent not to be unreasonably withheld) in its capacity as Issuer of Letters of Credit.

         "Lender Assignment Agreement" means a Lender Assignment Agreement substantially in the form of Exhibit J hereto.

         "Lenders" is defined in the preamble.

         "Letter of Credit" is defined in Section 2.1.3.

         "Letter of Credit Commitment" means, with respect to an Issuer, such Issuer's obligation to issue Letters of Credit pursuant to Section 2.1.3 and, with respect to each of the other Lenders that has a Revolving Loan Commitment, the obligation of each such Lender to participate in such Letters of Credit pursuant to Section 2.6.1.

         "Letter of Credit Commitment Amount" means, on any date, a maximum amount of $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Letter of Credit Outstandings" means, on any date, an amount equal to the sum of

                  (a) the then aggregate amount which is undrawn and available under all issued and outstanding Letters of Credit (whether or not the conditions to drawing thereunder could be satisfied on such date);

plus (without duplication)

                  (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations in respect of such Letters of Credit.

         "Leverage Ratio" means, at the end of any Fiscal Quarter, the ratio of

                  (a) total Debt less cash and Cash Equivalent Investments of the Borrower and its Subsidiaries on a consolidated basis outstanding at such time;

to

                  (b) EBITDA for the period of four consecutive Fiscal Quarters ended on such date.

         "Lien" means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.

         "Loan" means, as the context may require, a Revolving Loan, a Term-A Loan, a Term-B Loan or a Swing Line Loan, of any type.

         "Loan Document" means this Agreement, the Notes, the Letters of Credit, each Rate Protection Agreement under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender relating to Hedging Obligations of the Borrower or any of its Subsidiaries, each Borrowing Request, each Issuance Request, each Continuation/Conversion Notice, the Fee Letter, each Pledge Agreement, the Holdco Guaranty and Pledge Agreement, the Subsidiary Guaranty, each Mortgage (upon execution and delivery thereof), each Security Agreement and each other agreement, document or instrument delivered in connection with this Agreement or any other Loan Document, whether or not specifically mentioned herein or therein.

         "Management Services Agreement" means the Management Services Agreement dated as of September 30, 1998, between the Borrower and Cornerstone, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

         "Material Adverse Effect" means (i) a material adverse effect on the financial condition, operations, assets, business or properties of the Borrower and its Subsidiaries, taken as a whole, (ii) a material impairment of the ability of the Borrower or any other Obligor to perform its respective material obligations under the Loan Documents to which it is or will be a party, or (iii) an impairment of the validity or enforceability of, or a material impairment of the rights, remedies or benefits available to the Issuer, the Agents, the Arranger or the Lenders under, this Agreement or any other Loan Document.

         "Material Documents" means the Stock Purchase Agreement, the Subordinated Notes, the Holdco Discount Note Agreement, the Discount Notes, the Management Services Agreement, the Transition Services Agreement, the Bridge Note Agreement, the Thiokol Contract and the articles of incorporation of the Borrower, each as amended or otherwise modified from time to time as permitted in accordance with the terms hereof or of any other Loan Document.

         "Moody's" means Moody's Investors Service, Inc.

         "Mortgage" means, collectively, each Mortgage or Deed of Trust executed and delivered pursuant to the terms of this Agreement, including clause (b) of
Section 7.1.8 or Section 5.1.10, in form and substance reasonably satisfactory to the Agents.

         "Net Casualty Proceeds" means, with respect to any Casualty Event, the amount of any insurance proceeds or condemnation awards received by the Borrower or any of its Subsidiaries in connection therewith, but excluding any proceeds or awards required to be paid to a creditor (other than the Lenders) which holds a first-priority Lien permitted by Section 7.2.3 on the property which is the subject of such Casualty Event and net of reasonable and customary fees and expenses (including reasonable attorneys fees and expenses) actually incurred in connection therewith and net of taxes and other governmental costs and expenses actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection therewith.

         "Net Debt Proceeds" means, with respect to the incurrence, sale or issuance by the Borrower or any of its Subsidiaries of any Debt (other than Debt incurred as part of the Transaction and other Debt permitted by Section 7.2.2), the excess of:

                  (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries from such incurrence, sale or issuance, over

                  (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage and accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such incurrence, sale or issuance.

         "Net Disposition Proceeds" means, with respect to any sale, transfer or other disposition of any assets of the Borrower or any of its Subsidiaries (other than transfers made as part of the Transaction and other sales permitted pursuant to Section 7.2.9), the excess of

                  (a) the gross cash proceeds received by the Borrower or any of its Subsidiaries from any such sale, transfer or other disposition and any cash payments received in respect of promissory notes or other non-cash consideration delivered to the Borrower or such Subsidiary in respect thereof, over

                  (b) the sum (without duplication) of (i) all reasonable and customary fees and expenses with respect to legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale, transfer or other disposition, (ii) all taxes and other governmental costs and expenses actually paid or estimated by the Borrower (in good faith) to be payable in cash in connection with such sale, transfer or other disposition, (iii) payments made by the Borrower or any of its Subsidiaries to pay a creditor (other than the Lenders) which holds a Lien permitted pursuant to clause (c), (d), (e), (f), (h) or (n) on the property which is the subject of such sale, transfer or disposition so long as the payment of the Indebtedness owed to such creditor is required in connection with such sale, transfer or other disposition and (iv) to the extent included in clause (a) above, the amount of any such gross cash proceeds deposited in escrow to secure, or reasonably expected to be paid in connection with, indemnities, purchase price adjustments and the like;

provided, however, that (x) if, after the payment of all taxes with respect to such sale, transfer or other disposition, the amount of estimated taxes, if any, pursuant to clause (b)(ii) above exceeded the tax amount actually paid in cash in respect of such sale, transfer or other disposition or (y) if, after the payment of all amounts to be paid from the amounts deposited in escrow pursuant to clause (b)(iv) above, if any, the amounts deposited in escrow exceeded the amounts actually paid in cash in respect of such sale, transfer or other disposition, then in each case the aggregate amount of such excesses in clauses
(x) and (y) shall be immediately payable, pursuant to clause (c) of Section 3.1.1, as Net Disposition Proceeds.

         "Net Equity Proceeds" means with respect to the sale or issuance by the Borrower or Holdco to any Person of any of its Capital Stock or any warrants or options with respect to its

Capital Stock or the exercise of any such warrants or options after the Closing Date (exclusive of any proceeds constituting Excluded Equity Proceeds), the excess of:

                  (a) the gross cash proceeds received by Holdco, the Borrower and the Borrower's Subsidiaries from such sale, exercise or issuance,

over

                  (b) all reasonable and customary underwriting commissions and legal, investment banking, brokerage, accounting and other professional fees, sales commissions and disbursements and all other reasonable fees, expenses and charges, in each case actually incurred in connection with such sale, exercise or issuance.

         "Net Income" means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period on a consolidated basis, as determined in accordance with GAAP, but (i) adding an amount equal to $275,000 for each of the Fiscal Quarters ended December 31, 1997, March 31, 1998, June 30, 1998 and September 30, 1998 (which amounts are in respect of charges allocated to the Borrower and its Subsidiaries by Black & Decker, identified in Attachment I to the Stock Purchase Agreement), and (ii) excluding extraordinary or non-recurring gains or losses.

         "New Investors" is defined in the first recital.

         "Non-Consenting Lender" means any Lender that, in response to any request by the Borrower or the Administrative Agent to a departure from, waiver of or amendment to any provision of any Loan Document that requires the agreement of all Lenders or all Lenders with respect to a particular Tranche, which departure, waiver or amendment receives the consent of the Required Lenders or the holders of a majority of the Commitments or (if the applicable Commitments in respect of such Tranche shall have expired or been terminated) outstanding Credit Extensions in respect of such Tranche, as the case may be, shall not have given its consent to such departure, waiver or amendment.

         "Non-Funding Lender" means any Lender that shall have failed to fund any Loan hereunder that it was required to have funded in accordance with the terms hereof, which Loan was included in any Borrowing in respect of which a majority of the aggregate principal amount of all Loans included in such Borrowing were funded by the Lenders party hereto.

         "Non-U.S. Lender" means any Lender (including each Assignee Lender) that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof, (iii) an estate that is subject to U.S. Federal income taxation regardless of the source of its income or (iv) a trust, if and only if (A) a U.S. court is able to exercise primary supervision over its administration and (B) one or more U.S. persons have the authority to control all substantial decisions of the trust.

         "Non-U.S. Subsidiary" means a Subsidiary of the Borrower that is not a U.S. Subsidiary.

         "Note" means, as the context may require, a Revolving Note, a Term-A Note, a Term-B Note or a Swing Line Note.

         "Obligations" means all obligations (monetary or otherwise) of the Borrower and each other Obligor arising under or in connection with this Agreement, the Notes and each other Loan Document.

         "Obligor" means the Borrower or any other Person (other than the Agents, the Arranger or any Lender or any Affiliate thereof) obligated under, or otherwise a party to, any Loan Document.

         "Olive Branch Facility" means the real property located at 8706 Deerfield Drive, Olive Branch, Mississippi, including all buildings, fixtures, improvements and appurtenances.

         "Organic Document" means, relative to any Obligor, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock.

         "Participant" is defined in Section 10.11.2.

         "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

         "Pension Plan" means a "pension plan", as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which the Borrower or any corporation, trade or business that is, along with the Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.

         "Percentage" means, relative to any Lender, the percentage of Term-A Loans, Term-B Loans or Revolving Loans, as the case may be, set forth opposite its name on Schedule II hereto under the applicable column heading or set forth in the Lender Assignment Agreement(s) under the applicable column heading, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreement(s) executed by such Lender and its Assignee Lender(s) and delivered pursuant to Section 10.11.

         "Perfection Certificate" means the Perfection Certificate executed and delivered by an Authorized Officer of the Borrower pursuant to Section 5.1.17, substantially in the form of Exhibit I hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Person" means any natural person, corporation, partnership, firm, association, trust, government, governmental agency, limited liability company or any other entity (including a foreign branch or similar entity, whether or not incorporated or similarly organized), whether acting in an individual, fiduciary or other capacity; provided, however, that each foreign branch and division of the Borrower shall be deemed to be a separate Non-U.S. Subsidiary for purposes of Section 7.2 and the definition of Cash Equivalent Investment.

         "Plan" means any Pension Plan or Welfare Plan.

         "Pledge Agreement" means, as the context may require, the Borrower Pledge Agreement, the Holdco Guaranty and Pledge Agreement and/or the Subsidiary Pledge Agreement.

         "Preferred Stock" is defined in the first recital.

         "Pro Forma Balance Sheet" is defined in clause (b) of Section 5.1.11.

         "Public Offering" mean for any Person, any sale of the Capital Stock of such Person to the public pursuant to a primary offering registered under the Securities Act of 1933, as amended.

         "Purchasers" is defined in the first recital.

         "Quarterly Payment Date" means the last day of each March, June, September, and December or, if any such day is not a Business Day, the next succeeding Business Day, commencing December 31, 1998.

         "Rate Protection Agreement" means, collectively, any interest rate swap, cap, collar or similar agreement entered into by the Borrower pursuant to the terms of this Agreement under which the counterparty to such agreement is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate of a Lender.

         "Recapitalization" is defined in the first recital.

         "Refunded Swing Line Loans" is defined in clause (b) of Section 2.3.2.

         "Register" is defined in clause (b) of Section 2.7.

         "Regulation D" means Regulation D of the F.R.S. Board as from time to time in effect and any successor thereto or other regulation or official interpretation of the F.R.S. Board relating to reserve requirements applicable to member banks of the Federal Reserve System.

         "Reimbursement Obligation" is defined in Section 2.6.3.

         "Related Fund" means, with respect to any Lender which is a fund that invests in loans, any other fund that invests in loans and is controlled by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

         "Release" means a "release", as such term is defined in CERCLA.

         "Reorganization" is defined in the first recital.

         "Required Lenders" means, at any time, (i) prior to the date of the making of the initial Credit Extension hereunder, Lenders having at least 51% of the sum of the Revolving Loan Commitments, Term-A Loan Commitments and Term-B Loan Commitments and (ii) on and after the date of the initial Credit Extension, Lenders holding at least 51% of the Total Exposure Amount.

         "Reserve Requirement" means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on "Eurocurrency Liabilities" (as defined in Regulation D).

         "Resource Conservation and Recovery Act" means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as in effect from time to time.

         "Restricted Payments" is defined in Section 7.2.6.

         "Revolving Loan" is defined in Section 2.1.2.

         "Revolving Loan Commitment" is defined in Section 2.1.2.

         "Revolving Loan Commitment Amount" means, on any date, $20,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Revolving Loan Commitment Termination Date" means the earliest of (i) September 30, 1998 if the Closing Date shall not have occurred on or prior to such date, (ii) the sixth anniversary of the Closing Date, (iii) the date on which the Revolving Loan Commitment Amount is terminated in full or reduced to zero pursuant to Section 2.2, and (iv) the date on which any Commitment Termination Event occurs.

         "Revolving Note" means a promissory note of the Borrower payable to any Lender, substantially in the form of Exhibit A-1 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Revolving Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Rollover Stock" means the shares of common stock of True Temper held, directly or indirectly, by certain of the Purchasers immediately prior to Transaction that, pursuant to the Stock Purchase Agreement, are converted into Common Stock of Holdco in the Transaction.

         "S&P" means Standard & Poor's Ratings Group, a division of McGraw Hill, Inc.

         "Secured Parties" means, collectively, the Lenders, the Issuers, the Agents and all Affiliates of the Lenders which may be party to any Loan Document (including any Rate Protection Agreement).

         "Security Agreement" means, as the context may require, the Borrower Security Agreement or the Subsidiary Security Agreement.

         "Solvency Certificate" means a certificate duly executed and delivered by the chief financial Authorized Officer of the Borrower, substantially in the form of Exhibit L hereto, delivered pursuant to Section 5.1.12.

         "Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured (considering all reasonably feasible financial alternatives and potential asset sales available to such Person), (iii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature (considering all reasonably feasible financial alternatives and potential asset sales available to such Person), and (iv) such Person is not engaged in business or a transaction, and such person is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.

         "Stated Amount" of each Letter of Credit means the total amount available to be drawn under such Letter of Credit upon the issuance thereof.

         "Stated Expiry Date" is defined in Section 2.6.

         "Stated Maturity Date" means (i) in the case of any Revolving Loan or Swing Line Loan, the sixth anniversary of the Closing Date, (ii) in the case of any Term-A Loan, the sixth anniversary of the Closing Date, and (iii) in the case of any Term-B Loan, the seventh anniversary of the Closing Date or, in the case of any such day that is not a Business Day, the first Business Day following such day.

         "Stock Purchase Agreement" is defined in the first recital, as such agreement may be amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

         "Subordinated Debt Issuance" is defined in the second recital.

         "Subordinated Notes" is defined in the second recital, and includes the Subordinated Notes as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

         "Subsidiary" means, with respect to any Person, any corporation, partnership or other business entity of which more than 50% of the outstanding Capital Stock (or other ownership interest) having ordinary voting power to elect a majority of the board of directors, managers or other voting members of the governing body of such entity (irrespective of whether at the time Capital Stock (or other ownership interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person. For purposes of Section 7.2, "Subsidiary" shall include, with respect to any Person, any foreign branch or division of such Person, whether or not incorporated or similarly organized.

         "Subsidiary Guarantor" means any U.S. Subsidiary of the Borrower on the Closing Date and any other U.S. Subsidiary of the Borrower that is required, pursuant to Section 7.1.7, to execute and deliver a supplement to a Subsidiary Guaranty.

         "Subsidiary Guaranty" means any Guaranty executed and delivered by an Authorized Officer of a Subsidiary Guarantor pursuant to Section 5.1.7 or
Section 7.1.7, substantially in the form of Exhibit H hereto, as amended, supplemented (pursuant to Section 7.1.7 or otherwise), amended and restated or otherwise modified from time to time.

         "Subsidiary Pledge Agreement" means any Pledge Agreement executed and delivered by an Authorized Officer of a U.S. Subsidiary of the Borrower pursuant to clause (c) of Section 5.1.8 or Section 7.1.7, substantially in the form of Exhibit F-3 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Subsidiary Security Agreement" means any Security Agreement executed and delivered by an Authorized Officer of a U.S. Subsidiary of the Borrower pursuant to Section 5.1.9 or Section 7.1.7, substantially in the form of Exhibit G-2 hereto, as amended, supplemented, amended and restated or otherwise modified from time to time.

         "Swing Line Lender" means the Administrative Agent, in its capacity as Swing Line Lender hereunder.

         "Swing Line Loan" is defined in clause (b) of Section 2.1.2.

         "Swing Line Loan Commitment" is defined in clause (b) of Section 2.1.2.

         "Swing Line Loan Commitment Amount" means, on any date, $5,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.

         "Swing Line Note" means a promissory note of the Borrower payable to the Swing Line Lender, in the form of Exhibit A-4 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to the Swing Line Lender resulting from outstanding Swing Line Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Syndication Agent" is defined in the preamble and includes each other Person as shall have subsequently been appointed as the successor Syndication Agent by the predecessor Syndication Agent and the Borrower.

         "Taxes" is defined in Section 4.6.

         "Term Loan Commitment Termination Date" means, as the context may require, the Term-A Loan Commitment Termination Date or the Term-B Loan Commitment Termination Date.

         "Term Loans" means collectively, the Term-A Loans and the Term-B Loans.

         "Term-A Loan" is defined in clause (a) of Section 2.1.1.

         "Term-A Loan Commitment" is defined in clause (a) of Section 2.1.1.

         "Term-A Loan Commitment Amount" means $10,000,000.

         "Term-A Loan Commitment Termination Date" means the earliest of (i) September 30, 1998, if the Term-A Loans have not been made on or prior to such date, (ii) the Closing Date (immediately after the making of the Term-A Loans on such date) and (iii) the date on which any Commitment Termination Event occurs.

         "Term-A Note" means a promissory note of the Borrower payable to the order of any Lender, in the form of Exhibit A-2 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term-A Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Term-B Loan" is defined in clause (b) of Section 2.1.1.

         "Term-B Loan Commitment" is defined in clause (b) of Section 2.1.1.

         "Term-B Loan Commitment Amount" means $27,500,000.

         "Term-B Loan Commitment Termination Date" means the earliest of (i) September 30, 1998, if the Term-B Loans have not been made on or prior to such date, (ii) the Closing Date (immediately after the making of the Term-B Loans on such date) and (iii) the date on which any Commitment Termination Event occurs.

         "Term-B Note" means a promissory note of the Borrower payable to the order of any Lender, in the form of Exhibit A-3 hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from outstanding Term-B Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

         "Thiokol" means Thiokol Corporation.

         "Thiokol Contract" means the Teaming Agreement between Thiokol and the Borrower dated January 13, 1997 - March 9, 1997, Purchase Order No. 41125 dated March 9, 1997, Purchase Order No. 36986 dated March 14, 1997, renewed December 2, 1997, together with the initial production contract relating thereto, as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with the terms hereof.

         "Thiokol Earn-Out" means the purchase price adjustment payable to Thiokol pursuant to the Thiokol Contract calculated as 25% of revenues derived from the Thiokol Contract, less (i) cost of sales of the Thiokol Contract, (ii) direct selling, general and administrative costs of the Thiokol Contract, and
(iii) an amount equal to indirect non-promotional selling, general and administrative costs of the Borrower times the ratio of revenues derived from the Thiokol Contract to total revenues of the Borrower.

         "Total Exposure Amount" means, on any date of determination, the then outstanding principal amount of all Term Loans and the then effective Revolving Loan Commitment Amount.

         "Tranche" means, as the context may require, the Loans constituting Term-A Loans, Term-B Loans, Revolving Loans or Swing Line Loans.

         "Transaction" is defined in the second recital.

         "Transaction Documents" means each of the Material Documents and all other agreements, documents, instruments, certificates, filings, consents, approvals, board of directors resolutions and opinions furnished pursuant to or in connection with the Asset Contribution, the Holdco Equity Contribution, the Discount Notes Issuance, the Subordinated Debt Issuance, and the transactions contemplated hereby or thereby, each as amended, supplemented, amended and restated or otherwise modified from time to time as permitted in accordance with the terms hereof or of any other Loan Document.

         "Transition Services Agreement" means the Services Agreement dated as of September 28, 1998, between Emhart and Holdco, as amended, supplemented, amended and restated or other modified from time to time in accordance with the terms hereof.

         "True Temper" is defined in the first recital.

         "True Temper Business" is defined in Section 7.2.1.

         "type" means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Loan.

         "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York.

         "United States" or "U.S." means the United States of America, its fifty States and the District of Columbia.

         "U.S. Subsidiary" means any Subsidiary of the Borrower that is incorporated or organized in or under the laws of the United States or any state thereof.

         "Waiver" means an agreement in favor of the Administrative Agent for the benefit of the Lenders in form and substance reasonably satisfactory to the Administrative Agent.

         "Welfare Plan" means a "welfare plan", as such term is defined in section 3(1) of ERISA.

         "wholly-owned Subsidiary" shall mean, with respect to any Person, any Subsidiary of such Person all of the Capital Stock (and all rights and options to purchase such Capital Stock) of which, other than directors' qualifying shares, are owned, beneficially and of record, by such Person and/or one or more wholly-owned Subsidiaries of such Person.

         SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and in each other Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.

         SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.

         SECTION 1.4. Accounting and Financial Determinations. (a) Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder (including under Section 7.2.4) shall be made in accordance with those generally accepted accounting principles ("GAAP") as in effect on December 31, 1997 and, unless otherwise expressly provided herein, shall be computed or determined on a consolidated basis and without duplication. All financial statements required to be delivered hereunder or under any other Loan Document shall be prepared in accordance with GAAP as in effect as at the date of such financial statements.

         (b) For purposes of computing EBITDA, the Interest Coverage Ratio and the Leverage Ratio (and any financial calculations required to be made or included within such amount or ratios) as of the end of any Fiscal Quarter, all components of such amount or ratios for the period of four Fiscal Quarters ending at the end of such Fiscal Quarter shall include, without duplication, such components (including assumed or incurred Indebtedness) of such amount or ratios attributable to any business or assets that have been acquired or disposed of by the Borrower or any of its Subsidiaries (including through mergers or consolidations) after the first day of such period of four Fiscal Quarters and prior to the end of such period, as determined in good faith by the Borrower and in a manner satisfactory to the Administrative Agent or the Required Lenders and set forth (with adequate supporting documentation) in the relevant Compliance Certificate on a pro forma basis for such period of four Fiscal Quarters as if such acquisition or disposition (including uses and applications of proceeds in respect thereof) had occurred on such first day of such period (including cost savings that would have been realized had such acquisition or disposition occurred on such day, if such inclusion would (in the good faith determination of the chief financial Authorized Officer of the Borrower) be permitted in accordance with Regulation S-X of the Securities and Exchange Commission).


                                   ARTICLE II

                       COMMITMENTS, BORROWING PROCEDURES,
                           NOTES AND LETTERS OF CREDIT

         SECTION 2.1. Commitments. On the terms and subject to the conditions of this Agreement (including Sections 2.1.4, 2.1.5 and Article V),

                  (a) each Lender severally agrees to make Loans (other than Swing Line Loans) pursuant to the Commitments and the Swing Line Lender agrees to make Swing Line Loans pursuant to the Swing Line Loan Commitment, in each case as described in this Section 2.1; and

                  (b) the Issuer agrees that it will issue Letters of Credit pursuant to Section 2.1.3, and each other Lender that has a Revolving Loan Commitment severally agrees that it will purchase participation interests in such Letters of Credit pursuant to Section 2.6.1.

         SECTION 2.1.1. Term Loan Commitments. Subject to compliance by the Borrower with the terms of Sections 2.1.4, 5.1 and 5.2, each Lender severally agrees to make Term Loans as follows:

                  (a) On (but solely on) the Closing Date (which shall be a Business Day), each Lender that has a Percentage in excess of zero of the Term-A Loan Commitment will make loans (relative to such Lender, its "Term-A Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing or Borrowings of Term-A Loans requested by the Borrower to be made on the Closing Date (with the commitment of each such Lender described in this clause (a) herein referred to as its "Term-A Loan Commitment"); and

                  (b) On (but solely on) the Closing Date (which shall be a Business Day), each Lender that has a Percentage in excess of zero of the Term-B Loan Commitment will make loans (relative to such Lender, its "Term-B Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing or Borrowings of Term-B Loans requested by the Borrower to be made on the Closing Date (with the commitment of each such Lender described in this clause (b) herein referred to as its "Term-B Loan Commitment").

No amounts repaid or prepaid with respect to Term-A Loans or Term-B Loans may be reborrowed.

         SECTION 2.1.2. Revolving Loan Commitment and Swing Line Loan Commitment. Subject to compliance by the Borrower with the terms of Sections 2.1.4, 5.1 and 5.2, from time to time on any Business Day occurring after the making of the Term Loans but prior to the Revolving Loan Commitment Termination Date,

                  (a) each Lender that has a Percentage of the Revolving Loan Commitment in excess of zero will make loans (relative to such Lender, its "Revolving Loans") to the Borrower equal to such Lender's Percentage of the aggregate amount of the Borrowing or Borrowings of Revolving Loans requested by the Borrower to be made on such day. The Commitment of each Lender described in this Section 2.1.2 is herein referred to as its "Revolving Loan Commitment". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Revolving Loans; and

                  (b) the Swing Line Lender will make loans ("Swing Line Loans") to the Borrower equal to the principal amount of the Swing Line Loan requested by the Borrower to be made on such day. The Commitment of the Swing Line Lender described in this clause (b) is herein referred to as its "Swing Line Loan Commitment". On the terms and subject to the conditions hereof, the Borrower may from time to time borrow, prepay and reborrow Swing Line Loans.

         SECTION 2.1.3. Letter of Credit Commitment. Subject to compliance by the Borrower with the terms of Sections 2.1.5, 5.1 and 5.2, from time to time on any Business Day occurring after the Closing Date but prior to the Revolving Loan Commitment Termination Date, the Issuer will (i) issue one or more standby or commercial letters of credit (each referred to as a "Letter of Credit") for the account of the Borrower in the Stated Amount requested by the Borrower on such day, or (ii) extend the Stated Expiry Date of an existing standby or commercial Letter of Credit previously issued hereunder to a date not later than the earlier of (x) the sixth anniversary of the Closing Date and (y) one year from the date of such extension, subject to the proviso in the penultimate sentence of Section 2.6.

         SECTION 2.1.4. Lenders Not Permitted or Required To Make Loans. No Lender shall be permitted or required to, and the Borrower shall not request any Lender to, make

                  (a) any Term-A Loan or Term-B Loan (as the case may be) if, after giving effect thereto, the aggregate original principal amount of all Term-A Loans or Term-B Loans (as the case may be) of such Lender would exceed such Lender's Percentage of the Term-A Loan Commitment Amount (in the case of Term-A Loans) or the Term-B Loan Commitment Amount (in the case of Term-B Loans);

                  (b) any Revolving Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Revolving Loans of such Lender, together with such Lender's Percentage of the aggregate amount of all Letter of Credit Outstandings, and such Lender's Percentage of the outstanding principal amount of all Swing Line Loans, would exceed such Lender's Percentage of the Revolving Loan Commitment Amount; or

                  (c) any Swing Line Loan if, after giving effect thereto, (i) the aggregate outstanding principal amount of all Swing Line Loans would exceed the Swing Line Loan Commitment Amount, or (ii) the aggregate outstanding principal amount of all Swing Line Loans together with the aggregate amount of all Letter of Credit Outstandings and the outstanding principal amount of all Revolving Loans, would exceed the Revolving Loan Commitment Amount.

         SECTION 2.1.5. Issuer Not Required to Issue Letters of Credit. No Issuer shall be required to issue any Letter of Credit if, after giving effect thereto, (a) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (b) the sum of the aggregate amount of all Letter of Credit Outstandings plus the aggregate principal amount of all Revolving Loans and Swing Line Loans then outstanding would exceed the Revolving Loan Commitment Amount.

         SECTION 2.2. Reduction of Commitment Amounts. The Commitment Amounts are subject to reduction from time to time pursuant to this Section 2.2.

         SECTION 2.2.1. Optional. The Borrower may, from time to time on any Business Day occurring after the date of the initial Credit Extension hereunder, voluntarily reduce the Revolving Loan Commitment Amount; provided, however, that all such reductions shall require at least five Business Days' prior notice to the Administrative Agent and be permanent, and any partial reduction of the Revolving Loan Commitment Amount shall be in a minimum amount of $500,000 and in an integral multiple of $100,000. Any such reduction of the Revolving Loan Commitment Amount which reduces the Revolving Loan Commitment Amount below the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount or the Swing Line Loan Commitment Amount, as the case may be, to, in each case, an aggregate amount not in excess of the Revolving Loan Commitment Amount, as so reduced, without any further action on the part of the Issuer or the Swing Line Lender.

         SECTION 2.3. Borrowing Procedure and Funding Maintenance. Loans (other than Swing Line Loans) shall be made by the Lenders in accordance with Section 2.3.1, and Swing Line Loans shall be made by the Swing Line Lender in accordance with Section 2.3.2.

         SECTION 2.3.1. Term Loans and Revolving Loans. By delivering a Borrowing Request to the Administrative Agent on or before 10:00 a.m., Chicago time, on a Business Day, the Borrower may from time to time irrevocably request, on not less than one Business Day's notice (in the case of Base Rate Loans) or three Business Days' notice (in the case of Eurodollar Loans) nor more than five Business Days' notice (in the case of any Loans), that a Borrowing be made in an aggregate amount of $500,000 or any larger integral multiple of $100,000 or in the unused amount of the applicable Commitment. No Borrowing Request shall be required, and the minimum aggregate amounts specified under this Section 2.3.1 shall not apply, in the case of Revolving Loans made under clause (b) of Section
2.3.2 to refund Refunded Swing Line Loans or deemed made under Section 2.6.2 in respect of unreimbursed Disbursements. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the type of Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 12:00 noon, Chicago time, on such Business Day each Lender shall deposit with the Administrative Agent same day funds in an amount equal to such Lender's Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall promptly and in any event prior to 1:00 p.m., Chicago time, make such funds available to the Borrower by wire transfer to the accounts the Borrower shall have specified in its Borrowing Request. No Lender's obligation to make any Loan shall be affected by any other Lender's failure to make any Loan.

         SECTION 2.3.2. Swing Line Loans. (a) By telephonic notice, promptly followed (within one Business Day) by the delivery of a confirming Borrowing Request, to the Swing Line Lender on or before 1:00 p.m., Chicago time, on the Business Day the proposed Swing Line Loan is to be made, the Borrower may from time to time irrevocably request that a Swing Line Loan be made by the Swing Line Lender in a minimum principal amount of $100,000 or any larger integral multiple of $25,000. All Swing Line Loans shall be made as Base Rate Loans and shall not be entitled to be converted into Eurodollar Loans. The proceeds of each Swing Line Loan shall be made available by the Swing Line Lender, by 2:00 p.m., Chicago time, on the Business Day telephonic notice is received by it as provided in this clause (a), to the Borrower by wire transfer to the account the Borrower shall have specified in its notice therefor.

         (b) If (i) any Swing Line Loan shall be outstanding for more than four Business Days or (ii) any Default shall occur and be continuing, each Lender with a Revolving Loan Commitment (other than the Swing Line Lender) irrevocably agrees that it will, at the request of the Swing Line Lender and upon notice from the Administrative Agent, unless such Swing Line Loan shall have been earlier repaid, make a Revolving Loan (which shall initially be funded as a Base Rate Loan) in an amount equal to such Lender's Percentage of the aggregate amount of outstanding principal and interest of all such Swing Line Loans then outstanding (such outstanding Swing Line Loans hereinafter referred to as the "Refunded Swing Line Loans"). On or before 12:00 noon, Chicago time, on the first Business Day following receipt by each Lender of a request to make Revolving Loans as provided in the preceding sentence, each such Lender with a Revolving Loan Commitment shall deposit in an account specified by the Swing Line Lender the amount so requested in same day funds and such funds shall be applied by the Swing Line Lender to repay the Refunded Swing Line Loans. At the time the aforementioned Lenders make the above referenced Revolving Loans, the Swing Line Lender shall be deemed to have made, in consideration of the making of the Refunded Swing Line Loans, a Revolving Loan in an amount equal to the Swing Line Lender's Percentage of the aggregate principal amount of the Refunded Swing Line Loans. Upon the making (or deemed making, in the case of the Swing Line Lender) of any Revolving Loans pursuant to this clause (b), the amount so funded shall become outstanding under such Lender's Revolving Note and shall no longer be owed under the Swing Line Note. All interest payable with respect to any Revolving Loans made (or deemed made, in the case of the Swing Line Lender) pursuant to this clause (b) shall be appropriately adjusted to reflect the period of time during which the Swing Line Lender had outstanding Swing Line Loans in respect of which such Revolving Loans were made. Each Lender's obligation (in the case of Lenders with a Revolving Loan Commitment) to make the Revolving Loans referred to in this clause (b) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of any Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower; (iv) the acceleration or maturity of any Loans or the termination of any Commitment after the making of any Swing Line Loan; (v) any breach of this Agreement or any other Loan Document by the Borrower or any Lender; or (vi) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

         (c) In the event that the Borrower or any other Obligor is subject to any bankruptcy or insolvency proceedings as provided in Section 8.1.9, or if for any other reason Revolving Loans cannot be made or are unavailable, each Lender with a Revolving Loan Commitment shall acquire without recourse or warranty an undivided participation interest equal to such Lender's Percentage of any Swing Line Loan otherwise required to be repaid by such Lender pursuant to the preceding clause by paying to the Swing Line Lender on the date on which such Lender would otherwise have been required to make a Revolving Loan in respect of such Swing Line Loan pursuant to the preceding clause, in same day funds, an amount equal to such Lender's Percentage of such Swing Line Loan plus accrued interest, and no Revolving Loans shall be made by such Lender pursuant to the preceding clause. From and after the date on which any Lender purchases an undivided participation interest in a Swing Line Loan pursuant to this clause, the Swing Line Lender shall promptly distribute to such Lender (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender's participation interest is outstanding and funded) its ratable amount of all payments of principal and interest in respect of such Swing Line Loan in like funds as received; provided, however, that in the event such payment received by the Swing Line Lender is required to be returned to the Borrower, such Lender shall return to the Swing Line Lender the portion of any amounts which such Lender had received from the Swing Line Lender in like funds.

         SECTION 2.4. Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 10:00 a.m., Chicago time, on a Business Day, the Borrower may from time to time irrevocably elect, on not less than one Business Day's notice (in the case of a conversion of Eurodollar Loans to Base Rate Loans) or three Business Days' notice (in the case of a continuation of Eurodollar Loans or a conversion of Base Rate Loans into Eurodollar Loans) nor more than five Business Days' notice (in the case of any Loans) that all, or any portion in a minimum amount of $500,000 or an integral multiple of $100,000, of any Loans be, in the case of Base Rate Loans, converted into Eurodollar Loans or, in the case of Eurodollar Loans, be converted into Base Rate Loans or continued as Eurodollar Loans (in the absence of delivery of a Continuation/ Conversion Notice with respect to any Eurodollar Loan at least three Business Days before the last day of the then current Interest Period with respect thereto, such Eurodollar Loan shall, on such last day, automatically convert to a Base Rate Loan); provided, however, that (x) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders, and (y) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, Eurodollar Loans when any Default has occurred and is continuing.

         SECTION 2.5. Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert Eurodollar Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such Eurodollar Loan; provided, however, that such Eurodollar Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrower to repay such Eurodollar Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, the Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Section 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all Eurodollar Loans by purchasing Dollar deposits in its Eurodollar Office's interbank eurodollar market.

         SECTION 2.6. Issuance Procedures. By delivering to the Administrative Agent an Issuance Request on or before 12:00 noon, Chicago time, on a Business Day, the Borrower may, from time to time irrevocably request, on not less than three nor more than ten Business Days' notice (or such shorter or longer notice as may be acceptable to the Issuer), in the case of an initial issuance of a Letter of Credit, and not less than three nor more than ten Business Days' notice (unless a shorter or longer notice period is acceptable to the Issuer) prior to the then existing Stated Expiry Date of a Letter of Credit, in the case of a request for the extension of the Stated Expiry Date of a Letter of Credit, that the Issuer issue, or extend the Stated Expiry Date of, as the case may be, an irrevocable Letter of Credit on behalf of the Borrower (whether issued for the account of or on behalf of the Borrower or any of its Subsidiaries) in such form as may be requested by the Borrower and approved by the Issuer, for the purposes described in clause (b) of Section 7.1.9. Notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, the Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement paid under a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is the Borrower or a Subsidiary of the Borrower). Upon receipt of an Issuance Request, the Administrative Agent shall promptly notify the Issuer and each Lender thereof. Each Letter of Credit shall by its terms be stated to expire on a date (its "Stated Expiry Date") no later than the earlier to occur of (i) the Revolving Loan Commitment Termination Date or (ii) one year from the date of its issuance; provided, notwithstanding the terms of clause (ii) above, that a Letter of Credit may, if required by the beneficiary thereof, contain "evergreen" provisions pursuant to which the Stated Expiry Date shall be automatically extended (in each case, to the date no later than the earlier to occur of (x) the Revolving Loan Commitment Termination Date or (y) one year from the date of such automatic extension), unless notice to the contrary shall have been given to the beneficiary by the Issuer or the account party more than a specified period prior to the then existing Stated Expiry Date. The Issuer will make available to the beneficiary thereof the original of each Letter of Credit which it issues hereunder.

         SECTION 2.6.1. Other Lenders' Participation. Upon the issuance of each Letter of Credit issued by the Issuer pursuant hereto, and without further action, each Lender (other than the Issuer) that has a Revolving Loan Commitment shall be deemed to have irrevocably purchased from the Issuer, to the extent of its Percentage in respect of Revolving Loans, and the Issuer shall be deemed to have irrevocably granted and sold to such Lender a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation and all rights with respect thereto), and such Lender shall, to the extent of its Percentage in respect of Revolving Loans, be responsible for reimbursing promptly (and in any event within one Business Day) the Issuer for Reimbursement Obligations which have not been reimbursed by the Borrower in accordance with Section 2.6.3. In addition, such Lender shall, to the extent of its Percentage in respect of Revolving Loans, be entitled to promptly receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.3 with respect to each Letter of Credit and of interest payable pursuant to
Section 2.6.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement as required by this Section, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrower or otherwise) in respect of such Disbursement.

         SECTION 2.6.2. Disbursements; Conversion to Revolving Loans. The Issuer will notify the Borrower and the Administrative Agent promptly (but in any event on the same Business Day) of the presentment for payment of any drawing under any Letter of Credit issued by the Issuer, together with notice of the date (the "Disbursement Date") such payment shall be made (each such payment, a "Disbursement"). Subject to the terms and provisions of such Letter of Credit and this Agreement, the Issuer shall make such payment to the beneficiary (or its designee) of such Letter of Credit. Prior to 12:30 p.m., Chicago time, on the Business Day following the Disbursement Date (the "Disbursement Due Date"), the Borrower will reimburse the Administrative Agent, for the account of the Issuer, for all amounts which the Issuer has disbursed under such Letter of Credit, together with interest thereon at the rate per annum otherwise applicable to Revolving Loans (made as Base Rate Loans) from and including the Disbursement Date to but excluding the Disbursement Due Date and, thereafter (unless such Disbursement is converted into a Base Rate Loan on the Disbursement Due Date), at a rate per annum equal to the rate per annum then in effect with respect to overdue Revolving Loans (made as Base Rate Loans) pursuant to Section
3.2.2 for the period from the Disbursement Due Date through but excluding the date of such reimbursement; provided, however, that, if no Default shall have then occurred and be continuing, unless the Borrower has notified the Administrative Agent no later than one Business Day prior to the Disbursement Due Date that it will reimburse the Issuer for the applicable Disbursement, then the amount of the Disbursement shall be deemed to be a Borrowing of Revolving Loans constituting Base Rate Loans and following the giving of notice thereof by the Administrative Agent to the Lenders, each Lender with a Revolving Loan Commitment (other than the Issuer) will deliver to the Issuer on the Disbursement Due Date immediately available funds in an amount equal to such Lender's Percentage of such Borrowing. Each conversion of Disbursement amounts into Revolving Loans shall constitute a representation and warranty by the Borrower that on the date of the making of such Revolving Loans all of the statements set forth in Section 5.2.1 are true and correct.

         SECTION 2.6.3. Reimbursement. The obligation (a "Reimbursement Obligation") of the Borrower under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon) not converted into a Base Rate Loan pursuant to Section 2.6.2, and, upon the Borrower failing or electing not to reimburse the Issuer and the giving of notice thereof by the Administrative Agent to the Lenders, each Lender's (to the extent it has a Revolving Loan Commitment) obligation under Section 2.6.1 to reimburse the Issuer or fund its Percentage of any Disbursement converted into a Base Rate Loan, shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or such Lender, as the case may be, may have or have had against the Issuer or any such Lender, including any defense based upon the failure of any Disbursement to conform to the terms of the applicable Letter of Credit (if, in the Issuer's good faith opinion, such Disbursement is determined to be appropriate) or any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; provided, however, that after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrower or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.

         SECTION 2.6.4. Deemed Disbursements. Upon the occurrence and during the continuation of any Event of Default of the type described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor (other than any Immaterial Subsidiary) or, with notice from the Administrative Agent acting at the direction of the Required Lenders, upon the occurrence and during the continuation of any other Event of Default,

                  (a) an amount equal to that portion of all Letter of Credit Outstandings attributable to the then aggregate amount which is undrawn and available under all Letters of Credit issued and outstanding shall, without demand upon or notice to the Borrower or any other Person, be deemed to have been paid or disbursed by the Issuer under such Letters of Credit (notwithstanding that such amount may not in fact have been so paid or disbursed); and

                  (b) the Borrower shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer.

Any amounts so payable by the Borrower pursuant to this Section shall be deposited in cash with the Administrative Agent and held as collateral security for the Obligations in connection with the Letters of Credit issued by the Issuer. At such time as the Events of Default giving rise to the deemed disbursements hereunder shall have been cured or waived, the Administrative Agent shall return to the Borrower all amounts then on deposit with the Administrative Agent pursuant to this Section, together with accrued interest at the Federal Funds Effective Rate, which have not been applied to the satisfaction of such Obligations.

         SECTION 2.6.5. Nature of Reimbursement Obligations. The Borrower and, to the extent set forth in Section 2.6.1, each Lender with a Revolving Loan Commitment, shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. The Issuer (except to the extent of its own gross negligence or willful misconduct) shall not be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason, (iii) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit, (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, or (v) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender with a Revolving Loan Commitment hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower, each Obligor and each such Lender, and shall not put the Issuer under any resulting liability to the Borrower, any Obligor or any such Lender, as the case may be.

         SECTION 2.7.  Register; Notes.

                  (a) Each Lender may maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. In the case of a Lender that does not request, pursuant to clause (b)(ii) below, execution and delivery of a Note evidencing the Loans made by such Lender to the Borrower, such account or accounts shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to maintain such account or accounts shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor.

                  (b)(i) The Borrower hereby designates the Administrative Agent to serve as the Borrower's agent, solely for the purpose of this clause
         (b), to maintain a register (the "Register") on which the Administrative Agent will record each Lender's Commitment, the Loans made by each Lender and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section
         10.11.1. Failure to make any recordation, or any error in such recordation, shall not affect the Borrower's obligation in respect of such Loans. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan (and as provided in clause (ii) the Note evidencing such Loan, if any) is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provision herein to the contrary. A Lender's Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender's Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement duly executed by the Assignor thereof. No assignment or transfer of a Lender's Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section 2.7.

                  (ii) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender, as applicable, a Note evidencing the Loans made by such Lender. The Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender's Notes (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with the notations made by the Administrative Agent in the Register, be conclusive and binding on the Borrower absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of the Borrower or any other Obligor. The Loans evidenced by any such Note and interest thereon shall at all times (including after assignment pursuant to Section 10.11.1) be represented by one or more Notes payable to the order of the payee named therein and its registered assigns. Subject to the provisions of Section 10.11.1, a Note and the obligation evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the obligation evidenced thereby in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of an obligation evidenced by a Note shall be registered in the Register only upon surrender for registration of assignment or transfer of the Note evidencing such obligation, accompanied by a Lender Assignment Agreement duly executed by the assignor thereof, and thereupon, if requested by the assignee, one or more new Notes shall be issued to the designated assignee and the old Note shall be returned by the Administrative Agent to the Borrower marked "exchanged." No assignment of a Note and the obligation evidenced thereby shall be effective unless it shall have been recorded in the Register by the Administrative Agent as provided in this Section.


                                   ARTICLE III

                   REPAYMENTS, PREPAYMENTS, INTEREST AND FEES

         SECTION 3.1.  Repayments and Prepayments; Application.

         SECTION 3.1.1. Repayments and Prepayments. The Borrower shall repay in full the unpaid principal amount of each Loan no later than 12:00 noon, Chicago time, upon the Stated Maturity Date therefor. Prior thereto, the Borrower

                  (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any

                  (i) Loans (other than Swing Line Loans); provided, however, that

                                    (A) any such prepayment of the Term-A Loans
                           or Term-B Loans (other than a single voluntary prepayment of the Term-B Loans in an amount equal to $7,500,000 made in connection with the delivery of a certificate of an Authorized Officer of the Borrower, in which such Authorized Officer certifies that the Borrower no longer intends to consummate the Grafalloy Acquisition) shall be made pro rata among Term-A Loans and Term-B Loans, as applicable, of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Term-A Loans or Term-B Loans, and any such prepayment of Revolving Loans shall be made pro rata among the Revolving Loans of the same type and, if applicable, having the same Interest Period of all Lenders that have made such Revolving Loans;

                                    (B) the Borrower shall comply with Section
                           4.4 in the event that any Eurodollar Loan is prepaid on any day other than the last day of the Interest Period for such Loan;

                                    (C) all such voluntary prepayments shall
                           require at least one Business Day's notice in the case of Base Rate Loans, three Business Days' notice in the case of Eurodollar Loans, but no more than five Business Days' notice in the case of any Loans, in each case in writing to the Administrative Agent; and

                                    (D) all such voluntary partial prepayments
                           shall be in an aggregate amount of $500,000 or any larger integral multiple of $100,000 or in the aggregate principal amount of all Loans of the applicable Tranche and type then outstanding; or

                           (ii)  Swing Line Loans, provided that

                                    (A) all such voluntary prepayments shall
                           require prior telephonic notice to the Swing Line Lender on or before 1:00 p.m., Chicago time, on the day of such prepayment (such notice to be confirmed in writing by the Borrower within 24 hours thereafter); and

                                    (B) all such voluntary prepayments shall be
                           in an aggregate amount of $100,000 and integral multiples of $25,000 or in the aggregate principal amount of all Swing Line Loans then outstanding;

                  (b) shall, no later than five Business Days following the delivery by the Borrower of its annual audited financial reports required pursuant to clause (b) of Section 7.1.1 (commencing with the financial reports delivered in respect of the 1999 Fiscal Year), deliver to the Administrative Agent a calculation of the Excess Cash Flow for the Fiscal Year last ended and, no later than five Business Days following the delivery of such calculation, make a mandatory prepayment of the Term Loans in an amount equal to 50% of the Excess Cash Flow (if any) for such Fiscal Year, to be applied as set forth in
         Section 3.1.2;

                  (c) shall, not later than 30 days following the receipt of any Net Disposition Proceeds or not later than one Business Day following the receipt of any Net Debt Proceeds by the Borrower or any of its Subsidiaries, deliver to the Administrative Agent a calculation of the amount of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, and, subject to the following proviso, to the extent the amount of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, exceeds (in the aggregate in one or more transactions, whether or not related) $500,000 in any Fiscal Year or $2,000,000 since the Closing Date, make a mandatory prepayment of the Term Loans in an amount equal to 100% of such Net Disposition Proceeds or Net Debt Proceeds, as the case may be, to be applied as set forth in Section 3.1.2; provided that no mandatory prepayment on account of such Net Disposition Proceeds shall be required under this clause if the Borrower informs the Administrative Agent no later than 30 days following the receipt of any Net Disposition Proceeds of its or its Subsidiary's good faith intention to apply such Net Disposition Proceeds to the acquisition of other assets or property consistent with its permitted businesses (including by way of merger or investment) within 365 days following the receipt of such Net Disposition Proceeds, with the amount of such Net Disposition Proceeds unused after such 365 day period being applied to the Loans pursuant to Section 3.1.2; provided, further, however that at any time when an Event of Default shall have occurred and be continuing, such Net Disposition Proceeds will be deposited in an account maintained with the Administrative Agent for disbursement at the request of the Borrower to pay for such acquisition;

                  (d) shall, concurrently with the receipt of any Net Equity Proceeds by Holdco, the Borrower or any of its Subsidiaries, deliver to the Administrative Agent a calculation of the amount of such Net Equity Proceeds, and no later than five Business Days following the delivery of such calculation, and, to the extent that the amount of such Net Equity Proceeds exceeds $1,000,000 (in the aggregate), make a mandatory prepayment of the Term Loans in an amount equal to 50% of such Net Equity Proceeds, to be applied as set forth in Section 3.1.2;

                  (e) shall, concurrently with the receipt of any Net Casualty Proceeds by the Borrower or any of its Subsidiaries in excess of $500,000 (individually or in the aggregate over the course of a Fiscal
         Year), and within 30 days following the receipt by the Borrower or any of its Subsidiaries of such Net Casualty Proceeds, apply such Net Casualty Proceeds to prepay the Term Loans in an amount equal to 100% of such Net Casualty Proceeds, to be applied as set forth in Section 3.1.2; provided, that no mandatory prepayment on account of Net Casualty Proceeds shall be required under this clause if the Borrower informs the Administrative Agent no later than 30 days following the occurrence of the Casualty Event resulting in such Net Casualty Proceeds of its or its Subsidiary's good faith intention to apply such Net Casualty Proceeds to the rebuilding or replacement of the damaged, destroyed or condemned assets or property or the acquisition of other assets or property consistent with the True Temper Business and in fact uses such Net Casualty Proceeds to rebuild or replace the damaged, destroyed or condemned assets or property or to acquire such other property or assets within 365 days following the receipt of such Net Casualty Proceeds, with the amount of such Net Casualty Proceeds unused after such 365 day period being applied to the Loans pursuant to
         Section 3.1.2;

                  (f) shall, on each date when any reduction in the Revolving Loan Commitment Amount shall become effective, including pursuant to
         Section 3.1.2, make a mandatory prepayment of Revolving Loans and (if necessary) deposit with the Administrative Agent cash collateral for Letter of Credit Outstandings, in an aggregate amount equal to the excess, if any, of the sum of (i) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (ii) the aggregate amount of all Letter of Credit Outstandings over the Revolving Loan Commitment Amount as so reduced;

                  (g) shall, on March 31, 1999, make a mandatory prepayment of the outstanding principal amount of Term-B Loans in an aggregate amount equal to $7,500,000 if the Grafalloy Acquisition has not been consummated on or prior to such date;

                  (h) shall, no later than 12:00 noon, Chicago time, on the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, make a scheduled repayment of the outstanding principal amount, if any, of Term-A Loans in an aggregate amount equal to the amount set forth below opposite such Stated Maturity Date or period, as applicable (in each case as such amounts may have otherwise been reduced pursuant to this Agreement):

                                                       SCHEDULED
                                                       PRINCIPAL
               PERIOD                                  REPAYMENT
               ------                                  ---------
         10/1/98 to 9/30/99                             $125,000
         10/1/99 to 9/30/00                             $250,000
         10/1/00 to 9/30/01                             $375,000
         10/1/01 to 9/30/02                             $500,000
         10/1/02 to 9/30/03                             $500,000
          10/1/03 to Stated                             $750,000
            Maturity Date



                  (i) shall, no later than 12:00 noon, Chicago time, on the Stated Maturity Date and on each Quarterly Payment Date occurring during any period set forth below, make a scheduled repayment of the outstanding principal amount, if any, of Term-B Loans in an aggregate amount equal to the amount set forth below opposite such Stated Maturity Date or period, as applicable (in each case as such amounts may have otherwise been reduced pursuant to this Agreement):


                                                SCHEDULED
                                                PRINCIPAL
                PERIOD                          REPAYMENT
                ------                          ---------
          10/1/98 to 9/30/04                     $68,750
          10/1/04 to Stated                   $6,462,500
            Maturity Date


                  (j) shall, immediately upon any acceleration of the Stated Maturity Date of any Loans or Obligations pursuant to Section 8.2 or
         Section 8.3, repay all outstanding Loans and other Obligations, unless, pursuant to Section 8.3, only a portion of all Loans and other Obligations are so accelerated (in which case the portion so accelerated shall be so prepaid);

         Each prepayment of any Loans made pursuant to this Section shall be without premium or penalty, except as may be required by Section 4.4. No prepayment of principal of any Revolving Loans or Swing Line Loans pursuant to clause (a) of this Section 3.1.1 shall cause a reduction in the Revolving Loan Commitment Amount or the Swing Line Loan Commitment Amount, as the case may be.

         SECTION 3.1.2.  Application.

                  (a) Subject to clause (b) below, each prepayment or repayment of principal of the Loans of any Tranche shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, to the principal amount thereof being maintained as Eurodollar Loans.

                  (b) Each prepayment of Term Loans made pursuant to clauses (a) (other than the single voluntary prepayment of Term-B Loans in an amount of $7,500,000 referred to in the parenthetical in subclause
         (i)(A) of such clause), (b), (c), (d) and (e) of Section 3.1.1 shall be applied, (i) on a pro rata basis, to the outstanding principal amount of all remaining Term-A Loans and Term-B Loans and (ii) in respect of each Tranche of Term Loans, in direct order of maturity of the remaining scheduled quarterly amortization payments in respect thereof, until all such Term-A Loans and Term-B Loans have been paid in full; provided, however, that if the Borrower at any time elects in writing, in its sole discretion, to permit any Lender that has Term-B Loans to decline to have such Term-B Loans prepaid, then any Lender having Term-B Loans outstanding may, by delivering a notice to the Administrative Agent at least two Business Days prior to the date that such prepayment is to be made, decline to have such Term-B Loans prepaid with the amounts set forth above, in which case 50% of the amounts that would have been applied to a prepayment of such Lender's Term-B Loans shall instead be applied to a prepayment of the Term-A Loans (until paid in full), with the balance being retained by the Borrower.

                  (c) Each voluntary prepayment of Term-B Loans made pursuant to clause (a) (to the extent such voluntary prepayment consists of the single voluntary prepayment of Term-B Loans in an amount of $7,500,000 referred to in the parenthetical in subclause (i)(A) of such clause) and (g) of Section 3.1.1 with the proceeds of such Term-B Loans which were initially borrowed by the Borrower on the Closing Date to effect the Grafalloy Acquisition shall be applied to the outstanding principal amount of all remaining Term-B Loans in inverse order of maturity of the remaining scheduled quarterly amortization payments in respect thereof until all such Term-B Loans have been paid in full; provided, however, that the last four scheduled amortization payments in respect of such Term-B Loans shall be treated as a single amortization payment and such prepayment shall be applied pro rata among such four quarterly amortization payments.

         SECTION 3.2. Interest Provisions. Interest on the outstanding principal amount of Loans shall accrue and be payable in accordance with this Section 3.2.

         SECTION 3.2.1. Rates. Each Base Rate Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made or converted to a Base Rate Loan to but excluding the date such Loan is repaid or converted to a Eurodollar Loan at a rate per annum equal to the sum of the Alternate Base Rate for such day plus the Applicable Margin for such Loan on such day. Each Swing Line Loan shall accrue interest on the unpaid principal amount thereof for each day from and including the day upon which such Loan was made to but excluding the date such Loan is repaid at a rate per annum equal to the sum of the then effective Alternate Base Rate plus the Applicable Margin minus the Applicable Commitment Fee. Each Eurodollar Loan shall accrue interest on the unpaid principal amount thereof for each day during each Interest Period applicable thereto at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Applicable Margin for such Loan on such day. All Eurodollar Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Loan.

         SECTION 3.2.2. Post-Maturity Rates. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any interest or commitment fees payable hereunder shall have become due and payable, the Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the rate that would otherwise be applicable to Base Rate Loans under such Tranche pursuant to Section 3.2.1 plus 2%.

         SECTION 3.2.3. Payment Dates. Interest accrued on each Loan shall be payable no later than 12:00 noon, Chicago time, without duplication:

                  (a)  on the Stated Maturity Date therefor;

                  (b) in the case of a Eurodollar Loan, on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan, to the extent of the unpaid interest accrued through such date on the principal amount so paid or prepaid;

                  (c) with respect to Base Rate Loans, on each Quarterly Payment Date occurring after the date of the initial Borrowing hereunder;

                  (d) with respect to Eurodollar Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, at intervals of three months after the first day of such Interest Period);

                  (e) with respect to the principal amount of any Base Rate Loans converted into Eurodollar Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and

                  (f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 8.2 or Section 8.3, immediately upon such acceleration.

Interest accrued on Loans, Reimbursement Obligations or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.

         SECTION 3.3. Fees. The Borrower agrees to pay the fees set forth in this Section 3.3. All such fees shall be non-refundable.

         SECTION 3.3.1. Commitment Fee. The Borrower agrees to pay to the Administrative Agent for the account of each Lender that has a Revolving Loan Commitment, for each day during the period (including any portion thereof when any of the Lenders' Revolving Loan Commitments are suspended by reason of the Borrower's inability to satisfy any condition of Article V) commencing on the Closing Date and continuing through the Revolving Loan Commitment Termination Date, a commitment fee ("Commitment Fee") on such Lender's Percentage of the unused portion, whether or not then available, of the Revolving Loan Commitment Amount (net of Letter of Credit Outstandings), for such day at a rate per annum equal to the Applicable Commitment Fee for such day. Such commitment fee shall be payable by the Borrower in arrears on each Quarterly Payment Date, commencing with the first such day following the Closing Date, and on the Revolving Loan Commitment Termination Date. The making of Swing Line Loans shall not constitute usage of the Revolving Loan Commitment with respect to the calculation of commitment fees to be paid by the Borrower to the Lenders (other than the Swing Line Lender).

         SECTION 3.3.2. Administrative Agent's Fees. The Borrower agrees to pay to the Administrative Agent, for its own account, fees in the amounts and at the times set forth in the Fee Letter.

         SECTION 3.3.3. Letter of Credit Fees. The Borrower agrees to pay to the Administrative Agent, for the pro rata account of the Issuer and each other Lender that has a Percentage of the Revolving Loan Commitment Amount of greater than zero, a Letter of Credit fee for each day on which there shall be any Letters of Credit outstanding, at a rate per annum equal to (i) with respect to each standby Letter of Credit, the then Applicable Margin for Revolving Loans maintained as Eurodollar Loans, multiplied by the Stated Amount of each such Letter of Credit, and (ii) with respect to each documentary Letter of Credit, 1.25% per annum multiplied by the Stated Amount of each such Letter of Credit, such fees to be payable by the Borrower quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Commitment Termination Date for any period then ending for which such fees shall not theretofore have been paid. The Borrower further agrees to pay to the Issuer for its own account, quarterly in arrears on each Quarterly Payment Date, a fronting fee equal to 1/4 of 1% per annum, multiplied by the Stated Amount of the applicable Letter of Credit. In addition, customary issuance costs, fees and expenses shall be payable to the Issuer for its own account.


                                   ARTICLE IV

                CERTAIN EURODOLLAR BASE RATE AND OTHER PROVISIONS

         SECTION 4.1. Eurodollar Base Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrower and the Lenders, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, for such Lender to make, continue or maintain any Loan as, or to convert any Loan into, a Eurodollar Loan of a certain type, the obligations of such Lender to make, continue, maintain or convert into any such Loans shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all Eurodollar Loans of such type made by such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

         SECTION 4.2. Deposits Unavailable. If the Administrative Agent shall have determined that (i) Dollar deposits in the relevant amount and for the relevant Interest Period are not available in the relevant market, or (ii) by reason of circumstances affecting the Administrative Agent's relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to Eurodollar Loans in accordance with the definitions hereof, then, upon notice from the Administrative Agent to the Borrower and the Lenders, the obligations of all Lenders under Section 2.3 and Section 2.4 to make or continue any Loans as, or to convert any Loans into, Eurodollar Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist.

         SECTION 4.3. Increased Eurodollar Loan Costs, etc. The Borrower agrees to reimburse each Lender for any increase in the cost to such Lender of, or any reduction in the amount of any sum receivable by such Lender in respect of, making, continuing or maintaining (or of its obligation to make, continue or maintain) any Loans as, or of converting (or of its obligation to convert) any Loans into, Eurodollar Loans (except for any increased capital costs (other than in respect of the Reserve Requirement) and Taxes which are governed by Sections
4.5 and 4.6, respectively) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in after the date hereof of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority. Such Lender shall promptly notify the Administrative Agent and the Borrower in writing of the occurrence of any such event, such notice to state, in reasonable detail, the reasons therefor and the additional amount required fully to compensate such Lender for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrower directly to such Lender within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.4. Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make, continue or maintain any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a Eurodollar Loan but excluding any loss of margin after the date of any such conversion, or failure to make, continue or convert) as a result of (i) any conversion or repayment or prepayment of the principal amount of any Eurodollar Loans on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Section 3.1 or otherwise, (ii) any Loans not being made as Eurodollar Loans in accordance with the Borrowing Request therefor, or (iii) any Loans not being continued as, or converted into, Eurodollar Loans in accordance with the Continuation/ Conversion Notice therefor, then, upon the written notice of such Lender to the Borrower (with a copy to the Administrative Agent), the Borrower shall, within five days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

         SECTION 4.5. Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank, regulator or other governmental authority affects or would affect the amount of capital required or expected to be maintained by any Lender or any Person controlling such Lender, and such Lender determines (in its sole and absolute discretion) that the rate of return on its or such controlling Person's capital as a consequence of its Commitments, issuance of or participation in Letters of Credit or the Loans made by such Lender is reduced to a level below that which such Lender or such controlling Person could have achieved but for the occurrence of any such circumstance (taking into account such Lender's or such controlling Person's policies with respect to capital adequacy), then, in any such case upon notice from time to time by such Lender to the Borrower (subject to the proviso below), the Borrower shall immediately pay directly to such Lender additional amounts sufficient to compensate such Lender or such controlling Person for such reduction in rate of return; provided, however, that the Borrower shall not be responsible to pay such additional amounts to a Lender unless the Borrower shall have been notified in accordance with this Section 4.5 not later than one year after the completion of the Lender's annual audit for the fiscal year in which such additional amounts were incurred. A statement of such Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, such Lender may use any method of averaging and attribution that it (in its sole and absolute discretion) shall deem applicable; provided, that such Lender may not impose materially greater costs on the Borrower than on other similarly situated borrowers by virtue of any such averaging or attribution method.

         SECTION 4.6. Taxes. (a) All payments by the Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future withholding taxes of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by any Lender's net income or net receipts to the extent that they are not imposed as a result of such Lender having executed, delivered or performed its obligations hereunder or received a payment under, or taken any action to enforce, this Agreement or any other Loan Document (such non-excluded items being called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall be obligated to (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to the Administrative Agent an official receipt or other documentation satisfactory to the Administrative Agent evidencing such payment to such authority, and (iii) pay to the

Administrative Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required; provided, however, that the Borrower shall not be required to pay any such additional amounts in respect of amounts payable to any Lender that is not organized under the laws of the United States to the extent that the related tax is imposed (or an exemption therefrom is not available) as a result of such Lender failing to comply with the requirements of clause (c) of this Section 4.6. Moreover, if any Taxes are directly asserted against any Agent or any Lender with respect to any payment received by any such Agent or such Lender hereunder, such Agent or such Lender may pay such Taxes and the Borrower shall promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted; provided, however, that the Borrower shall not be required to pay any such additional amounts in respect of any amounts payable to any Agent or Lender that is not organized under the laws of the United States to the extent the related Tax is imposed as a result of such Agent or Lender failing to comply with the requirements of clause (c) of this Section 4.6.

         (b) If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative Agent, for the account of the respective Lenders, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 4.6, a distribution hereunder by the Administrative Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

         (c) Upon the request of the Borrower, each Lender that is organized under a jurisdiction other than the United States shall (i) prior to the due date of any payments under the Notes, execute and deliver to the Borrower and the Administrative Agent, one or more (as the Borrower or the Administrative Agent may reasonably request) United States Internal Revenue Service Form 1001 or 4224 (or successor applicable form) or, if such Lender is claiming exemption from United States withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", United States Internal Revenue Service Forms W-8 and a certificate signed by a duly authorized officer of such Lender representing that such Lender is not a "bank" (within the meaning of Section 881(c)(3)(A) of the Code), is not a 10 percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) with respect to the Borrower and is not a controlled foreign corporation with respect to which the Borrower is a related person (within the meaning of Section 864(d)(4) of the Code) or such other forms or documents (or successor forms or documents), appropriately completed, establishing that payments to such Lender are exempt from withholding or deduction of Taxes imposed by the United States; and (ii) copies of replacements of any such forms on or before the date that any such forms expire or after the occurrence of any event requiring a change in the most recent form previously delivered by it hereunder. Each Person that shall become a Lender shall, upon the effectiveness of the related transfer, be required to provide all of the forms required pursuant to this Section 4.6.

         (d) If a Lender or an Agent shall receive a refund from a taxing authority (as a result of any error in the imposition of Taxes by such taxing authority) of any Taxes paid by any Borrower pursuant to clause (a) above, such Lender or such Agent (as the case may be) shall promptly pay, to the extent so received, to such Borrower, together with interest, if any, paid by such taxing authority with respect to such refund, net of any tax liability incurred by such Lender or such Agent that is attributable to the receipt of such refund and such interest.

         SECTION 4.7. Payments, Computations, etc. Unless otherwise expressly provided, all payments by the Borrower pursuant to this Agreement, the Notes or any other Loan Document shall be made by the Borrower to the Administrative Agent for the pro rata account of the Lenders entitled to receive such payment. All such payments required to be made to the Administrative Agent shall be made, without setoff, deduction or counterclaim, not later than 12:00 noon, Chicago time, on the date due, in same day or immediately available funds, to such account as the Administrative Agent shall specify from time to time by notice to the Borrower. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Lender its share, if any, of such payments received by the Administrative Agent for the account of such Lender. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan (other than when calculated with respect to the Federal Funds Effective Rate), 365 days or, if appropriate, 366 days). Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall (except as otherwise required by clause (i) of the definition of the term "Interest Period") be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

         SECTION 4.8. Sharing of Payments. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Loan or Reimbursement Obligation (other than pursuant to the terms of Sections 4.3, 4.4, 4.5 and 4.6) or Hedging Obligation in respect of any Rate Protection Agreement in excess of its pro rata share of payments then or therewith obtained by all Lenders, such Lender shall purchase from the other Lenders such participations in the Credit Extensions made by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Lender, the purchase shall be rescinded and each Lender which has sold a participation to the purchasing Lender shall repay to the purchasing Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Lender's ratable share (according to the proportion of (i) the amount of such selling Lender's required repayment to the purchasing Lender, to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Lender were the direct creditor of the

Borrower in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

         SECTION 4.9. Setoff. Each Lender shall, upon the occurrence of any Event of Default described in clauses (a) through (d) of Section 8.1.9 with respect to any Obligor or, with the consent of the Required Lenders, upon the occurrence of any other Event of Default, have the right to appropriate and apply to the payment of the Obligations (other than Obligations consisting of Hedging Obligations) and cash collateralization of such Hedging Obligations owing to it (whether or not then due), and (as security for all such Obligations) the Borrower hereby grants to each Lender a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter maintained with or otherwise held by such Lender; provided, however, that any such appropriation and application shall be subject to the provisions of Section 4.8. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which such Lender may have.

         SECTION 4.10. Mitigation. Each Lender agrees that if it makes any demand for payment under Section 4.3, 4.4, 4.5, or 4.6, or if any adoption or change of the type described in Section 4.1 shall occur with respect to it, it will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under Section 4.3, 4.4, 4.5, or 4.6, or would eliminate or reduce the effect of any adoption or change described in Section 4.1.

         SECTION 4.11. Replacement of Lenders. Each Lender hereby severally agrees as set forth in this Section. If any Lender (a "Subject Lender") (i) makes demand upon the Borrower for (or if the Borrower is otherwise required to pay) amounts pursuant to Section 4.3, 4.5 or 4.6 and the payment of such additional amounts are, and are likely to continue to be, more onerous in the reasonable judgment of the Borrower than with respect to the other Lenders, (ii) gives notice pursuant to Section 4.1 requiring a conversion of such Subject Lender's Eurodollar Loans to Base Rate Loans or any change in the basis upon which interest is to accrue in respect of such Subject Lender's Eurodollar Loans or suspending such Lender's obligation to make Loans as, or to convert Loans into, Eurodollar Loans at a time when a majority of the other Lenders are not providing similar notice, (iii) becomes a Non-Consenting Lender or (iv) becomes a Non-Funding Lender, the Borrower may, within 180 days of receipt by such Borrower of such demand or notice (or the occurrence of such other event causing any Borrower to be required to pay such compensation) so long as such Lender in the reasonable determination of the Borrower continues to be affected in the manner and to the extent set forth in such demand or notice, or within 180 days of such Lender becoming a Non-Consenting Lender or a Non-Funding Lender, as the case may be, give notice (a "Replacement Notice") in writing to the Administrative Agent and such Subject Lender of its intention to replace such Subject Lender with a financial institution (a "Replacement Lender") designated in such Replacement Notice. If the Administrative Agent shall, in the exercise of its reasonable discretion and within 30 days of its receipt of such Replacement Notice, notify the Borrower and such Subject Lender in writing that the designated financial institution is satisfactory to the Administrative Agent (such consent not being required where the Replacement Lender is already a Lender), then such Subject Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 10.11.1, all of its Commitments, Loans and other rights and obligations under this Agreement and all other Loan Documents (including, without limitation, Reimbursement Obligations) to such designated financial institution; provided, however, that
(i) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Subject Lender and such designated financial institution and (ii) the purchase price paid by such designated financial institution shall be in the amount of such Subject Lender's Loans and its Percentage in respect of any Revolving Loan Commitment under which there are outstanding Reimbursement Obligations of such Reimbursement Obligation, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Sections 4.3, 4.5 and 4.6), owing to such Subject Lender hereunder. Upon the effective date of an assignment described above, the designated financial institution or Replacement Lender shall become a "Lender" for all purposes under this Agreement and the other Loan Documents.


                                    ARTICLE V

                              CONDITIONS PRECEDENT

         SECTION 5.1. Initial Credit Extension. The obligations of the Lenders to make and, if applicable, the Issuer to fund the initial Credit Extension shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 5.1.

         SECTION 5.1.1. Resolutions, etc. The Agents shall have received from each Obligor a certificate, dated the date of the initial Credit Extension, of its Secretary or Assistant Secretary as to (i) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of each Loan Document to be executed by it, and (ii) the incumbency and signatures of those of its officers authorized to act with respect to each Loan Document executed by it, upon which certificate each Lender may conclusively rely until it shall have received a further certificate of the Secretary or Assistant Secretary of such Obligor canceling or amending such prior certificate.

         SECTION 5.1.2. Transaction Documents. The Agents shall have received (with copies for each Lender that shall have expressly requested copies thereof) copies of fully executed versions of the Transaction Documents, certified as of the Closing Date to be true and complete copies thereof by an Authorized Officer of the Borrower. The Stock Purchase Agreement shall be in full force and effect and shall not have been modified or waived in any material respect, nor shall there have been any forbearance to exercise any material rights with respect to any of the terms or provisions relating to the conditions to the consummation of the Transaction as set forth in the Stock Purchase Agreement unless otherwise agreed to by the Required Lenders.

         SECTION 5.1.3. Consummation of the Transaction. The Agents shall have received evidence satisfactory to each of them that all actions necessary to consummate the Transaction shall have occurred, including, without limitation, evidence that (i) all actions necessary to consummate the Asset Contribution shall have been taken in accordance with the Delaware General Corporation Law,
(ii) the Purchasers shall have purchased the Common Stock of Holdco, (iii) the Discount Notes Issuance shall have occurred, (iv) Holdco shall have received the Holdco Equity Contribution in an amount of not less than $58,700,000 and shall have received a cash equity contribution from management in an amount not less than $300,000, (v) the Borrower shall have received not less than $100,000,000 in gross cash proceeds from the Subordinated Debt Issuance, (vi) Holdco shall have applied the proceeds of the Intercompany Loan to pay in full the cash portion of the consideration payable in connection with the Transaction and related fees and expenses or, in each case, that arrangements reasonably satisfactory to the Syndication Agent for the making and receipt of such payments shall have been made, in each case pursuant to documentation in all respects reasonably satisfactory to the Agents, and (vii) Holdco shall have transferred the Contributed Assets in exchange for (A) the assumption of all liabilities arising under or associated with the Contributed Assets, (B) 100 shares of Borrower's common stock and (C) a promissory note in the amount of $125,916,000.

         SECTION 5.1.4. Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full (including, to the extent necessary, from proceeds of the Term Loans); and all Liens securing payment of any such Indebtedness shall have been released and the Agents shall have received all Uniform Commercial Code Form UCC-3 termination statements or other instruments as may be suitable or appropriate in connection therewith (or arrangements satisfactory to the Agents shall have been entered into relating to such release promptly following the making of the initial Credit Extension).

         SECTION 5.1.5. Closing Date Certificate. Each of the Agents shall have received, with counterparts for each Lender, the Closing Date Certificate, dated the date of the initial Credit Extension and duly executed and delivered by an accounting Authorized Officer of each of the Borrower and Holdco, in which certificate the Borrower shall agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties in all material respects of the Borrower made as of such date under this Agreement, and, at the time such certificate is delivered, such statements shall in fact be true and correct in all material respects.

         SECTION 5.1.6. Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that shall have requested a Note not less than two Business Days prior to the Closing Date, a Note of each applicable Tranche duly executed and delivered by the Borrower.

         SECTION 5.1.7. [INTENTIONALLY OMITTED].

         SECTION 5.1.8. Pledge Agreements. The Agents shall have received executed counterparts of

                  (a) the Holdco Guaranty and Pledge Agreement, dated as of the date hereof, duly executed by an Authorized Officer of Holdco, together with the certificates evidencing all of the issued and outstanding shares of Capital Stock of the Borrower (other than the Preferred Stock) which shall be pledged pursuant to the Holdco Guaranty and Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers duly executed in blank; and

                  (b) the Borrower Pledge Agreement, dated as of the date hereof, duly executed by an Authorized Officer of the Borrower, together with (i) the certificates evidencing all of the issued and outstanding shares of Capital Stock of each Subsidiary of the Borrower which shall be pledged pursuant to the Borrower Pledge Agreement, which certificates shall in each case be accompanied by undated stock powers duly executed in blank, and (ii) all Pledged Notes (as such term is defined in the Borrower Pledge Agreement), evidencing Indebtedness payable to the Borrower which shall be pledged pursuant to the Borrower Pledge Agreement, duly endorsed to the order of the Administrative Agent, together with Uniform Commercial Code financing statements (Form UCC-1) (or similar instruments) in respect of such Pledged Notes executed by each payee of a Pledged Note to be filed in such jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent in such Pledged Notes.

If any securities pledged pursuant to a Pledge Agreement are uncertificated securities or are held through a securities intermediary, the Administrative Agent shall have received confirmation and evidence satisfactory to it that appropriate book entries have been made in the relevant books or records of a securities intermediary or the issuer of such securities, as the case may be, or other appropriate steps have been taken under applicable law resulting in the perfection of the security interest granted in favor of the Administrative Agent in such securities pursuant to the terms of the applicable Pledge Agreement.

         SECTION 5.1.9. Security Agreements. The Agents shall have received executed counterparts of the Borrower Security Agreement, dated as of the date hereof, duly executed by the Borrower, together with

                  (a) executed Uniform Commercial Code financing statements (Form UCC-1) naming the Borrower as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, to be filed under the Uniform Commercial Code of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Security Agreement (provided that perfection of security interests in motor vehicles shall not be required); and

                  (b) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Agents, dated a date reasonably near to the date of the initial Credit Extension, listing all effective financing statements which name the Borrower (under its present name and any previous names) as the debtor and which are filed in the jurisdictions in which filings are to be made pursuant to clause (a) above, together with copies of such financing statements.

         SECTION 5.1.10. Mortgage. The Agents shall have received counterparts of each Mortgage relating to each property listed on Item 5.1.10 ("Real Property") of the Disclosure Schedule and designated as being the property to which a Mortgage relates, each dated as of the date hereof, duly executed by Holdco or the Borrower, together with

                  (a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Mortgage as may be necessary or, in the opinion of the Agents, desirable effectively to create a valid, perfected first priority Lien against the properties purported to be covered thereby (other than Liens permitted to exist under clauses (e), (f), (g), (h), (i), (j) and (k) of Section 7.2.3);

                  (b) mortgagee's title insurance policies in favor of the Administrative Agent and the Lenders in amounts and in form and substance and issued by insurers reasonably satisfactory to the Agents, with respect to the property purported to be covered by the Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as approved by the Agents; and

                  (c) such other approvals, opinions, or documents as the Agents may reasonably request.

         SECTION 5.1.11. Financial Information, etc. The Agents shall have received, with counterparts for each Lender,

                  (a) the (i) audited consolidated balance sheets of the Borrower and its Subsidiaries as at December 31, 1996 and December 31, 1997 and the audited consolidated statements of operations, cash flows and net invested capital for the fiscal years ended December 31, 1995, December 31, 1996 and December 31, 1997 and (ii) unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at June 28, 1998 and unaudited consolidated statements of operations, cash flows and net invested capital for the six months then ended (collectively, the "Base Financial Statements"); and

                  (b) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries, as of June 28, 1998 (the "Pro Forma Balance Sheet"), certified by the chief financial or accounting Authorized Officer of the Borrower, giving effect to the consummation of the Transaction, and reflecting the proposed legal and capital structure of the Borrower, which legal and capital structure shall be satisfactory in all respects to the Arranger.

         SECTION 5.1.12. Solvency, etc. (a) The Agents and Lenders shall have received a letter from Valuation Research Corporation, dated the Closing Date and addressed to Agents and Lenders, in form and substance reasonably satisfactory to the Agents and with appropriate attachments, demonstrating that, after giving effect to the consummation of the Recapitalization, the related financings and the other Transactions contemplated by the Loan Documents and the Material Documents, each of the Borrower and Holdco will be solvent.

         (b) The Agents shall have received the Solvency Certificate from the chief financial Authorized Officer of each of the Borrower and Holdco, dated the Closing Date.

         SECTION 5.1.13. Litigation. There shall exist no pending or threatened material litigation, proceedings or investigations which (x) contests the consummation of the Transaction or (y) could reasonably be expected to have a Material Adverse Effect.

         SECTION 5.1.14. Material Adverse Change. There shall have occurred no material adverse change in the financial condition, operations, assets, business, properties or prospects of the Borrower and its Subsidiaries, taken as a whole, since December 31, 1997.

         SECTION 5.1.15. Reliance Letters. The Agents shall, unless otherwise agreed, have received reliance letters, dated the date of the making of the initial Credit Extension and addressed to each Lender and each Agent, in respect of each of the legal opinions (other than "disclosure" and other similar opinions) delivered in connection with the Transaction.

         SECTION 5.1.16. Opinions of Counsel. The Agents shall have received opinions, dated the date of the initial Credit Extension and addressed to the Agents and all Lenders, from

                  (a) Kirkland & Ellis, special New York counsel to each of the Obligors, in substantially the form of Exhibit K-1 hereto; and

                  (b) Brunini, Grantham, Grower & Hewes, special Mississippi counsel to the Obligors, in substantially the form of Exhibit K-2 hereto.

         SECTION 5.1.17. Perfection Certificate. The Administrative Agent shall have received the Perfection Certificate, dated as of the date of the initial Credit Extension, duly executed and delivered by an Authorized Officer of the Borrower.

         SECTION 5.1.18. Insurance. The Agents shall have received satisfactory evidence of the existence of insurance in compliance with Section 7.1.4 (including all endorsements included therein), and the Administrative Agent shall be named additional insured or loss payee, on behalf of the Lenders, pursuant to documentation reasonably satisfactory to the Agents and the Borrower.

         SECTION 5.1.19. Closing Fees, Expenses, etc. The Agents and the Arranger shall have received, each for its own respective account, or, in the case of the Administrative Agent, for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and 10.3, if then invoiced.

         SECTION 5.1.20. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of the Borrower or any other Obligor shall be reasonably satisfactory in form and substance to the Agents and their counsel; the Agents and their counsel shall have received all information, approvals, opinions, documents or instruments as the Agents or their counsel may reasonably request.

         SECTION 5.2. All Credit Extensions. The obligation of each Lender to make any Credit Extension (including the initial Credit Extension) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section 5.2.

         SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension, the following statements shall be true and correct:

                  (a) the representations and warranties set forth in Article VI and in each other Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

                  (b) the sum of (A) the aggregate outstanding principal amount of all Revolving Loans and Swing Line Loans and (B) the aggregate amount of all Letter of Credit Outstandings does not (and following the making of such Credit Extension will not) exceed the then existing Revolving Loan Commitment Amount; and

                  (c) no Default shall have then occurred and be continuing.

         SECTION 5.2.2. Credit Extension Request. The Administrative Agent shall have received a Borrowing Request, Continuation/Conversion Notice or Issuance Request, as the case may be, for such Credit Extension. Each of the delivery of a Borrowing Request, Continuation/Conversion Notice or an Issuance Request and the acceptance by the Borrower of the proceeds of the Borrowing, the continuation or conversion of the Loans referred to in such Continuation/Conversion Notice or the issuance of the Letter of Credit, as applicable, shall constitute a representation and warranty by the Borrower that on the date of (a) such Borrowing (both immediately before and after giving effect to such Borrowing and the application of the proceeds thereof) or the issuance of the Letter of Credit, as applicable, the statements made in Section
5.2.1 are true and correct, and (b) such continuation or conversion, the statement made in clause (c) of Section 5.2.1 is true and correct.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES

         In order to induce the Lenders, the Issuer and the Agents to enter into this Agreement and to make Loans and issue Letters of Credit hereunder, the Borrower represents and warrants unto the Agents, the Issuer and each Lender as set forth in this Article VI.

         SECTION 6.1. Organization, etc. The Borrower and each of its Subsidiaries is validly organized and existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing as a foreign Person in each jurisdiction where the nature of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under this Agreement, the Notes and each other Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except where the failure to hold such governmental licenses, permits and approvals could not reasonably be expected to have a Material Adverse Effect.

         SECTION 6.2. Due Authorization, Non-Contravention, etc. The execution, delivery and performance by the Borrower of this Agreement, the Notes and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it and the Borrower's and each such other Obligor's participation in the consummation of the Transaction, are within the Borrower's and each such Obligor's corporate or other organizational powers, have been duly authorized by all necessary corporate or other organizational action, and do not

                  (a) contravene the Borrower's or any such Obligor's Organic Documents;

                  (b) contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting the Borrower or any such Obligor, except to the extent any such contravention could not reasonably be expected to have a Material Adverse Effect; or

                  (c) result in, or require the creation or imposition of, any Lien on any of the Borrower's or any other Obligor's properties, except in accordance with or as permitted by the Loan Documents.

         SECTION 6.3. Government Approval, Regulation, etc. Except as disclosed in Item 6.3 ("Approvals") of the Disclosure Schedule, no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or any other Obligor of this Agreement, the Notes or any other Loan Document to which it is a party, except those which the failure to obtain or make could not reasonably be expected to have a Material Adverse Effect, or for the Borrower's and each such other Obligor's participation in the consummation of the Transaction (other than those which have been duly obtained or made and are in full force and effect). Neither the Borrower nor any of its Subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         SECTION 6.4. Validity, etc. This Agreement constitutes, and the Notes and each other Loan Document executed by the Borrower will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms; and each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, in each case subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors' rights generally and general principles of equity.

         SECTION 6.5. Financial Information. The Borrower has delivered to the Agents and each Lender copies of (i) the Base Financial Statements and (ii) the Pro Forma Balance Sheet. Each of the financial statements described above has been prepared in accordance with GAAP consistently applied (in the case of clause (i) except for the absence of footnotes and audit adjustments for unaudited statements and as otherwise disclosed therein or by the accountants) and (in the case of clause (ii)), on a basis substantially consistent with the basis used to prepare the December 31, 1997 financial statements referred to in clause (i), and (in the case of clause (i)) present fairly in all material respects the consolidated financial condition of the corporations covered thereby as at the date thereof and the results of their operations for the periods then ended and (in the case of clause (ii)) include appropriate pro forma adjustments to give pro forma effect to the Transaction.

         SECTION 6.6. No Material Adverse Effect. Since December 31, 1997, there has been no event, circumstance or condition which could reasonably be expected to have a Material Adverse Effect.

         SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of the Borrower, threatened litigation, action, proceeding, or labor controversy affecting the Borrower or any of its Subsidiaries, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to result in a Material Adverse Effect, except as disclosed in Item 6.7 ("Litigation") of the Disclosure Schedule.

         SECTION 6.8. Subsidiaries. The Borrower has no Subsidiaries, except those Subsidiaries which are permitted to have been acquired or established in accordance with Section 7.2.5.

         SECTION 6.9. Ownership of Properties. The Borrower and each of its Subsidiaries has good and marketable title to, or leasehold interests in, all of its properties and assets (other than insignificant properties or assets), real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges or claims (including infringement claims with respect to patents, trademarks, copyrights and the like), other than any Lien, charge or claim which is permitted pursuant to Section 7.2.3.

         SECTION 6.10. Taxes. The Borrower and each of its Subsidiaries has filed all Federal, State and other material tax returns and reports required by law to have been filed by it and has paid all material taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 6.11. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by the Borrower or any member of the Controlled Group of any liability, fine or penalty which could reasonably be expected to have a Material Adverse Effect. Except as disclosed in Item 6.11 ("Employee Benefit Plans") of the Disclosure Schedule, neither the Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.

         SECTION 6.12. Environmental Warranties. Except as set forth in Item
6.12 ("Environmental Matters") of the Disclosure Schedule or as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse
Effect:

                  (a) all facilities and property (including underlying groundwater) owned or leased by the Borrower or any of its Subsidiaries have been, and continue to be, owned or leased by the Borrower and its Subsidiaries in compliance with all Environmental Laws;

                  (b) there have been no past, and there are no pending or threatened

                           (i) claims, complaints, notices or requests for
                  information received by the Borrower or any of its Subsidiaries with respect to any alleged violation of any Environmental Law, or

                           (ii) complaints, notices or inquiries to the Borrower
                  or any of its Subsidiaries regarding potential liability under any Environmental Law;

                  (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                  (d) the Borrower and its Subsidiaries have been issued and are in compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for their businesses;

                  (e) no property now or previously owned or leased by the Borrower or any of its Subsidiaries is listed or proposed for listing (with respect to owned property only) on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list of sites requiring investigation or clean-up;

                  (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned or leased by the Borrower or any of its Subsidiaries;

                  (g) neither Borrower nor any Subsidiary of the Borrower has directly transported or directly arranged for the transportation of any Hazardous Material to any location which is listed or, to the knowledge of the Borrower or any of its Subsidiaries, proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to claims against the Borrower or such Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA;

                  (h) there are no polychlorinated biphenyls or friable asbestos present at any property now or previously owned or leased by the Borrower or any Subsidiary of the Borrower; and

                  (i) no conditions exist at, on or under any property now or, to the knowledge of the Borrower or any of its Subsidiaries, previously owned or leased by the Borrower or any Subsidiary which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law.

         SECTION 6.13. Regulations U and X. The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

         SECTION 6.14. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of the Borrower in writing to the Agents, the Arranger or any Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all other such factual information hereafter furnished by or on behalf of the Borrower to the Agents, the Arranger or any Lender will be, true and accurate in every material respect, when taken as a whole and in light of the circumstances under which such information was provided, on the date as of which such information is dated or certified and, with respect to information heretofore provided in connection with the structuring, negotiation, syndication and execution of the Loan Documents and the financings contemplated hereunder, as of the date of execution and delivery of this Agreement by the Agents and such Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not materially misleading. Any term or provision of this Section to the contrary notwithstanding, insofar as any of the factual information described above includes assumptions, estimates, projections or opinions, no representation or warranty is made herein with respect thereto; provided, however, that to the extent any such assumptions, estimates, projections or opinions are based on factual matters, the Borrower has reviewed such factual matters and nothing has come to its attention in the context of such review which would lead it to believe that such factual matters were not or are not true and correct in all material respects or that such factual matters omit to state any material fact necessary to make such assumptions, estimates, projections or opinions not misleading in any material respect.

         SECTION 6.15. Solvency. The Transaction (including the incurrence of the initial Credit Extensions hereunder, the incurrence by the Borrower of the Indebtedness represented by the Subordinated Notes, the execution and delivery by the Subsidiary Guarantors of the Subsidiary Guaranty and the application of the proceeds of the Credit Extensions) will not involve or result in any fraudulent transfer or fraudulent conveyance under the provisions of Section 548 of the Bankruptcy Code (11 U.S.C. Section 101 et seq., as from time to time hereafter amended, and any successor or similar statute) or any applicable state law respecting fraudulent transfers or fraudulent conveyances. On the Closing Date, after giving effect to the Transaction, the Borrower is Solvent.


         SECTION 6.16. Year 2000 Problem. Each Obligor has reviewed the areas within its business and operations which could be adversely affected by, and has developed or is developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by such Obligor may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, no Obligor reasonably believes that the "Year 2000 Problem" could reasonably be expected to have a Material Adverse Effect. At the request of the Administrative Agent, the Borrower shall provide the Agents assurance reasonably acceptable to the Administrative Agent of the Borrower's Year 2000 compatibility.

                                   ARTICLE VII

                                    COVENANTS

         SECTION 7.1. Affirmative Covenants. The Borrower agrees with the Agents, each Lender and the Issuer that, until all Commitments have terminated and all Obligations have been paid and performed in full (or, in the case of Letter of Credit Outstandings, cash collateralized in a manner satisfactory to the Issuer), the Borrower will perform the obligations set forth in this Section 7.1.

         SECTION 7.1.1. Financial Information, Reports, Notices, etc. The Borrower will furnish, or will cause to be furnished, to each Lender and each Agent copies of the following financial statements, reports, notices and information:

                  (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower, consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, certified by the chief financial or chief accounting Authorized Officer of the Borrower;

                  (b) as soon as available and in any event within 90 days after the end of each Fiscal Year of the Borrower, a copy of the annual audit report for such Fiscal Year for the Borrower and its Subsidiaries, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year, in each case certified (without any Impermissible Qualification) in a manner acceptable to the Agents and the Required Lenders by Ernst & Young LLP or other independent public accountants acceptable to the Agents and the Required Lenders, together with a report from such accountants containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in Section 7.2.4 and to the effect that, in making the examination necessary for the signing of such annual report by such accountants, they have not become aware of any Default that has occurred and is continuing, or, if they have become aware of such Default, describing such Default;

                  (c) together with the delivery of the financial information required pursuant to clause (a) and clause (b), a Compliance Certificate in substantially the form of Exhibit E hereto, executed by the chief financial or chief accounting Authorized Officer of the Borrower, showing (in reasonable detail and with appropriate calculations and computations in all respects satisfactory to the Administrative Agent) compliance with the financial covenants set forth in Section 7.2.4;

                  (d) as soon as possible and in any event within five Business Days after the occurrence of each Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which the Borrower has taken and proposes to take with respect thereto;

                  (e) as soon as possible and in any event within five Business Days after (x) the occurrence of any adverse development with respect to any litigation, action, proceeding, or labor controversy described in Section 6.7 which could reasonably be expected to have a Material Adverse Effect or (y) the commencement of any labor controversy, litigation, action, proceeding of the type described in
         Section 6.7, notice thereof and copies of all material documentation relating thereto;

                  (f) promptly after the sending or filing thereof, copies of all reports which the Borrower sends to any of its security holders generally in their capacity as security holders, and all reports and registration statements which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission or any national securities exchange;

                  (g) promptly upon becoming aware of the institution of any steps by the Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty, or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all material documentation relating thereto; and

                  (h) such other information respecting the condition or operations, financial or otherwise, of the Borrower or any of its Subsidiaries as any Lender through the Administrative Agent may from time to time reasonably request.

         SECTION 7.1.2. Compliance with Laws, etc. The Borrower will, and will cause each of its Subsidiaries to, comply in all material respects with all applicable laws, rules, regulations and orders, such compliance to include (without limitation):

                  (a) the maintenance and preservation of its corporate existence and qualification as a foreign corporation, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; and

                  (b) the payment, before the same become delinquent, of all material taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

         SECTION 7.1.3. Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain, preserve, protect and keep its properties in good repair, working order and condition (ordinary wear and tear excepted), and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

         SECTION 7.1.4. Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained with responsible insurance companies insurance with respect to its properties and business against such casualties and contingencies and of such types and in such amounts as is customary in the case of similar businesses and will, upon request of the Administrative Agent, furnish to each Lender at reasonable intervals a certificate of an Authorized Officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section 7.1.4.

         SECTION 7.1.5. Books and Records. The Borrower will, and will cause each of its Subsidiaries to, keep books and records which accurately reflect all of its business affairs and transactions and permit the Agents and each Lender or any of their respective representatives, at reasonable times and intervals, to discuss its financial matters with its officers and, after reasonable notice to the Borrower and provision of an opportunity for the Borrower to participate in such discussion, its independent public accountant (and the Borrower hereby authorizes such independent public accountant to discuss the Borrower's financial matters with each Lender or its representatives whether or not any representative of the Borrower is present) and upon reasonable notice, but, unless an Event of Default shall have occurred and be continuing, not more than once in each Fiscal Year, to visit all of its offices and to examine (and, at the expense of the Borrower, photocopy extracts from) any of its books or other corporate records. The Borrower shall pay any fees of such independent public accountant incurred in connection with any Agent's or any Lender's exercise of its rights pursuant to this Section.

         SECTION 7.1.6. Environmental Covenant. The Borrower will, and will cause each of its Subsidiaries to,

                  (a) use and operate all of its facilities and properties in compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect;

                  (b) promptly notify the Agents and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

                  (c) provide such information and certifications which the Agents may reasonably request from time to time to evidence compliance with this Section 7.1.6.

         SECTION 7.1.7. Future Subsidiaries. Upon any Person becoming, after the Closing Date, a Subsidiary of the Borrower, or upon the Borrower or any Subsidiary of the Borrower acquiring additional Capital Stock of any existing Subsidiary, the Borrower shall promptly notify the Administrative Agent of such acquisition, and

                  (a) the Borrower shall promptly cause such Subsidiary to execute and deliver to the Administrative Agent, with counterparts for each Lender, a supplement to the Subsidiary Guaranty and a supplement to the Subsidiary Security Agreement (and, if such Subsidiary owns any real property with a fair market value in excess of $500,000, a Mortgage), together with acknowledgment copies of Uniform Commercial Code financing statements (Form UCC-1) executed and delivered by the Subsidiary naming the Subsidiary as the debtor and the Administrative Agent as the secured party, or other similar instruments or documents, filed under the Uniform Commercial Code and any other applicable recording statutes, in the case of real property, of all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interest of the Administrative Agent pursuant to the Subsidiary Security Agreement or a Mortgage, as the case may be (other than the perfection of security interests in motor vehicles owned as of the date such entity becomes a Subsidiary); and

                  (b) the Borrower shall promptly deliver, or cause to be delivered, to the Administrative Agent under a Pledge Agreement certificates (if any) representing all of the issued and outstanding shares of Capital Stock of such Subsidiary owned by the Borrower or any Subsidiary of the Borrower, as the case may be, along with undated stock powers for such certificates, executed in blank, or, if any securities subject thereto are uncertificated securities, confirmation and evidence satisfactory to the Administrative Agent that appropriate book entries have been made in the relevant books or records of a securities intermediary or the issuer of such securities, as the case may be, or other appropriate steps shall have been taken under applicable law resulting in the perfection of the security interest granted in favor of the Administrative Agent pursuant to the terms of a Pledge Agreement;

together, in each case, with such opinions, in form and substance and from counsel reasonably satisfactory to the Administrative Agent, as the Administrative Agent may reasonably request; provided, however, that notwithstanding the foregoing, no Non-U.S. Subsidiary shall be required to execute and deliver a Mortgage, a supplement to the Subsidiary Guaranty or a supplement to the Subsidiary Security Agreement, nor will the Borrower or any Subsidiary of the Borrower be required to deliver in pledge pursuant to a Pledge Agreement in excess of 65% of the total combined voting power of all classes of Capital Stock of a Non-U.S. Subsidiary entitled to vote.

         SECTION 7.1.8. Future Leased Property and Future Acquisitions of Real Property; Future Acquisition of Other Property. (a) Prior to entering into any new lease of real property or renewing any existing lease of real property following the Closing Date, the Borrower shall, and shall cause each of its U.S. Subsidiaries to, use all commercially reasonable efforts (which shall not require the expenditure of cash or the making of material concessions under the relevant lease) to deliver to the Administrative Agent a Waiver executed by the lessor of any real property that is to be leased by the Borrower or such U.S. Subsidiary for a term in excess of one year in any state which by statute grants such lessor a "landlord's" (or similar) Lien which is superior to the Administrative Agent's, to the extent the value of any personal property of the Borrower or its U.S. Subsidiaries to be held at such leased property exceeds (or it is anticipated that the value of such personal property will, at any point in time during the term of such leasehold term, exceed) $1,000,000.

                  (b) In the event that the Borrower or any of its U.S. Subsidiaries shall acquire any real property having a value as determined in good faith by the Administrative Agent in excess of $500,000 in the aggregate, the Borrower or the applicable U.S. Subsidiary shall, promptly after such acquisition, execute a Mortgage and provide the Administrative Agent with

                           (i) evidence of the completion (or satisfactory
                  arrangements for the completion) of all recordings and filings of such Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable effectively to create a valid, perfected first priority Lien, subject to Liens permitted by Section 7.2.3, against the properties purported to be covered thereby;

                           (ii) mortgagee's title insurance policies in favor of
                  the Administrative Agent and the Lenders in amounts and in form and substance and issued by insurers, reasonably satisfactory to the Administrative Agent, with respect to the property purported to be covered by such Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances other than as permitted under Section 7.2.3 or as approved by the Administrative Agent, and such policies shall also include, to the extent available, a revolving credit endorsement and such other endorsements as the Administrative Agent shall reasonably request and shall be accompanied by evidence of the payment in full of all premiums thereon; and

                           (iii) such other approvals, opinions, or documents as
                  the Administrative Agent may reasonably request; and

                  (c) In accordance with the terms and provisions of this Agreement and the other Loan Documents, provide the Administrative Agent with evidence of all recordings and filings as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien, subject to the Liens permitted by Section 7.2.3, against all property acquired after the Closing Date (excluding motor vehicles, leases of motor vehicles and leases of real property).

         SECTION 7.1.9. Use of Proceeds, etc. The Borrower shall

                  (a) apply the proceeds of the Loans

                           (i) in the case of the Term Loans, to refinance
                  certain existing Indebtedness of the Borrower and its Subsidiaries, to finance the cash portion of the obligations of Holdco in connection with the Transaction, to finance the cash portion of the Grafalloy Acquisition and to pay the transaction fees and expenses associated with the Transaction and the Grafalloy Acquisition; provided, that the aggregate amount of such transaction fees and expenses shall not exceed $13,000,000; and

                           (ii) in the case of any Revolving Loans and the Swing
                  Line Loans, for working capital and general corporate purposes of the Borrower and its Subsidiaries, including acquisitions permitted under the Loan Documents; and

                  (b) use Letters of Credit only for purposes of supporting working capital and general corporate purposes of the Borrower and its Subsidiaries.

         SECTION 7.1.10. Hedging Obligations. Within twelve months following the Closing Date, the Administrative Agent shall have received evidence satisfactory to it that the Borrower and its Subsidiaries have entered into interest rate swap, cap, collar or similar arrangements (including without limitation such Indebtedness accruing interest at a fixed rate by its terms) designed to protect the Borrower and its Subsidiaries against fluctuations in interest rates with respect to at least 50% of the aggregate principal amount of the Term Loans and the Subordinated Notes for a period of at least three years from the Closing Date with terms reasonably satisfactory to the Administrative Agent.

         SECTION 7.2. Negative Covenants. The Borrower agrees with the Agents, the Issuer and each Lender that, until all Commitments have terminated and all Obligations have been paid and performed in full (or, in the case of Letter of Credit Outstandings, cash collateralized in a manner satisfactory to the Issuer), the Borrower will perform the obligations set forth in this Section 7.2.

         SECTION 7.2.1. Business Activities. The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business activity, except for any business in which the Borrower and its Subsidiaries are engaged on the date hereof and such businesses as may be incidental or reasonably related thereto (the "True Temper Business") .

         SECTION 7.2.2. Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, the following:

                  (a) Indebtedness in respect of the Credit Extensions and other Obligations;

                  (b) until the Closing Date, Indebtedness identified in Item 7.2.2(b) ("Indebtedness to be Paid") of the Disclosure Schedule;

                  (c) Indebtedness existing as of the Closing Date which is identified in Item 7.2.2(c) ("Ongoing Indebtedness") of the Disclosure Schedule, and refinancings and replacements thereof in a principal amount not exceeding the principal amount of the Indebtedness so refinanced or replaced and with an average life to maturity of not less than the then average life to maturity of the Indebtedness so refinanced or replaced;

                  (d) Indebtedness in an aggregate principal amount not to exceed $7,500,000 at any time outstanding which is incurred by the Borrower or any of its Subsidiaries to finance its acquisition or costs of construction or improvement (or refinancing the purchase price thereof within 180 days of the purchase) of assets permitted to be acquired pursuant to clause (a) of Section 7.2.7;

                  (e) Hedging Obligations of the Borrower or any of its Subsidiaries in respect of the Credit Extensions or otherwise entered into by the Borrower or any Subsidiary to hedge against interest rate, currency exchange rate or commodity price risk relating to commodity agreements for the purchase of raw materials used by the Borrower or any of its Subsidiaries, in each case arising in the ordinary course of business of the Borrower and its Subsidiaries and not for speculative purposes;

                  (f) unsecured Indebtedness incurred in the ordinary course of business (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services, and surety and performance bonds and similar instruments, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities);

                  (g) Indebtedness in respect of Capitalized Lease Liabilities to the extent permitted by clause (a) of Section 7.2.7;

                  (h) Indebtedness in respect of the Subordinated Notes in an aggregate amount not to exceed $100,000,000, and Indebtedness which refinances such Indebtedness; provided, however, that after giving effect to such refinancing, (i) the principal amount of outstanding Indebtedness is not increased, (ii) neither the tenor nor the average life thereof is reduced, (iii) such refinancing Indebtedness shall be unsecured, and (iv) the refinancing Indebtedness is subordinated to the same degree as the Indebtedness being refinanced;

                  (i) unsecured Indebtedness of the Borrower to any wholly-owned U.S. Subsidiary of the Borrower, or unsecured Indebtedness of any wholly-owned U.S. Subsidiary of the Borrower to the Borrower or any other wholly-owned U.S. Subsidiary of the Borrower evidenced by one or more promissory notes in form and substance satisfactory to the Administrative Agent which have been executed and delivered to (and indorsed to the order of) the Administrative Agent in pledge pursuant to a Pledge Agreement (to the extent required thereby);

                  (j) Assumed Indebtedness of the Borrower and its Subsidiaries incurred in connection with an Investment permitted under clauses (g) and (n) of Section 7.2.5, the aggregate principal amount of which at any time outstanding shall be credited against, and shall reduce, the amount of permitted Investments provided in such clauses (g) and (n), respectively;

                  (k) Indebtedness of any Non-U.S. Subsidiary of the Borrower owing to any other Non-U.S. Subsidiary of the Borrower;

                  (l) Indebtedness of the Borrower consisting of promissory notes having the terms set forth in Schedule III hereto and issued to officers, directors and employees (or their estates or beneficiaries under their estates) of Holdco, the Borrower or any Subsidiary of Holdco as consideration for the purchase or redemption of Capital Stock of Holdco, in all cases only upon death, disability, retirement or termination of employment;

                  (m) Indebtedness of the Borrower and its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guarantees or letters of credit, surety bonds or performance bonds securing the performance of the Borrower or any such Subsidiary pursuant to such agreements, in connection with acquisitions or dispositions of any business, assets or Subsidiary of the Borrower and its Subsidiaries and in connection with Investments permitted pursuant to clauses (g) and (n) of Section 7.2.5, the aggregate principal amount of which at any time outstanding shall be credited against, and shall reduce, the amount of permitted Investments provided in such clauses (g) and (n), respectively;

                  (n) Indebtedness in respect of incentive, non-compete, consulting, deferred compensation, earn-out or other similar arrangements incurred by the Borrower in connection with Investments permitted pursuant to clause (n) of Section 7.2.5; and

                  (o) other Indebtedness of the Borrower and its Subsidiaries in an aggregate amount not to exceed $10,000,000;

provided, however, that no Indebtedness otherwise permitted by clauses (g), (j),
(l) or (o) shall be permitted if, immediately before or after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.

         SECTION 7.2.3. Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  (a) Liens securing payment of the Obligations, granted pursuant to any Loan Document;

                  (b) until the Closing Date, Liens securing payment of Indebtedness of the type permitted and described in clause (b) of
         Section 7.2.2;

                  (c) Liens granted prior to the Closing Date to secure payment of Indebtedness of the type permitted and described in clause (c) of
         Section 7.2.2;

                  (d) Liens granted (i) to secure payment of Indebtedness of the type permitted and described in clause (d) of Section 7.2.2 and covering only those assets acquired with the proceeds of such Indebtedness, and (ii) in respect of any interest or title of a lessor in any asset that is the subject of any Capitalized Lease Liabilities to the extent permitted by clause (a) of Section 7.2.7.

                  (e) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of such Person;

                  (f) Liens of carriers, warehousemen, mechanics, materialmen, landlords and similar Liens (i) incurred in the ordinary course of business for sums not overdue for a period of more than 30 days or which do not in the aggregate materially detract from the value of the property that is the subject of such Lien, or (ii) being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the books of such Person;

                  (g) Liens incurred in the ordinary course of business (i) in connection with workmen's compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) to secure performance of tenders, bids, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or (iii) to secure obligations on surety or appeal bonds, performance or return-of-money bonds or other obligations of a similar nature;

                  (h) judgment Liens in existence less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies;

                  (i) Liens with respect to easements, rights-of-way, restrictions and other similar charges or encumbrances which, individually or in the aggregate, do not materially interfere with the occupation, use and enjoyment by the Borrower or any of its Subsidiaries of the properties encumbered thereby in the ordinary course of their business;

                  (j) Liens with respect to minor imperfections of title and easements, rights-of-way, restrictions, reservations, permits, servitudes and other similar encumbrances on real property and fixtures which do not materially detract from the value or materially impair the use by the Borrower or any such Subsidiary in the ordinary course of its business of the property subject thereto;

                  (k) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to any other Person in the ordinary course of business;

                  (l) Liens in the nature of trustees' Liens granted pursuant to any indenture governing any Indebtedness permitted by Section 7.2.2, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof;

                  (m) Liens of sellers of goods to the Borrower and any of its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses; and

                  (n) Liens securing Assumed Indebtedness of the Borrower and its Subsidiaries permitted pursuant to clause (j) of Section 7.2.2 and, to the extent the principal amount thereof does not exceed $5,000,000, Liens securing Indebtedness of the Borrower and its Subsidiaries permitted pursuant to clause (o) of Section 7.2.2; provided, however, that (i) any such Liens attach only to the property of the Subsidiary acquired, or the property acquired, in connection with such Assumed Indebtedness and shall not attach to any assets of the Borrower or any of its Subsidiaries theretofore existing or which arise after the date thereof and (ii) the Assumed Indebtedness and other secured Indebtedness of the Borrower and its Subsidiaries secured by any such Lien shall not exceed 100% of the fair market value of the assets being acquired in connection with such Assumed Indebtedness.

         SECTION 7.2.4. Financial Covenants.

                  (a) Minimum EBITDA The Borrower will not permit EBITDA for the period of four consecutive Fiscal Quarter ending on the last day of any Fiscal Quarter occurring during any period set forth below to be less than the amount set forth opposite such period:


         Period                                                   EBITDA
         ------                                                   ------
10/1/1998 through 3/31/1999                                     $18,000,000
 4/1/1999 through 9/30/1999                                     $19,000,000
10/1/1999 through 3/31/2000                                     $20,000,000
 4/1/2000 through 9/30/2000                                     $21,000,000
10/1/2000 through 3/31/2001                                     $22,000,000
 4/1/2001 through 9/30/2001                                     $23,000,000
10/1/2001 through 3/31/2002                                     $24,000,000
 4/1/2002 through 9/30/2002                                     $25,000,000
10/1/2002 through 3/31/2003                                     $26,000,000
 4/1/2003 through 9/30/2003                                     $27,000,000

10/1/2003 through 3/31/2004                                     $28,000,000
  4/1/2004 and thereafter                                       $29,000,000.


                  (b) Leverage Ratio. The Borrower will not permit the Leverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be greater than the ratio set forth opposite such period:


           Period                                     Leverage Ratio
           ------                                     --------------
10/1/1998 through  9/30/1999                             6.50:1.0
10/1/1999 through  3/31/2000                             6.00:1.0
 4/1/2000 through  9/30/2000                             5.50:1.0
10/1/2000 through 12/31/2000                             5.25:1.0
 1/1/2001 through  6/30/2001                             5.00:1.0
 7/1/2001 through 12/31/2001                             4.50:1.0
 1/1/2002 through  6/30/2002                             4.00:1.0
 7/1/2002 through 12/31/2002                             3.50:1.0
 1/1/2003 through 12/31/2003                             3.00:1.0
 1/1/2004 and thereafter                                 2.50:1.0.

                  (c) Interest Coverage Ratio. The Borrower will not permit the Interest Coverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

          Period                                Interest Coverage Ratio
          ------                                -----------------------
10/1/1998 through  9/30/1999                             1.30:1.0
10/1/1999 through  3/31/2000                             1.40:1.0
 4/1/2000 through  9/30/2000                             1.50:1.0
10/1/2000 through  6/30/2001                             1.60:1.0
 7/1/2001 through  6/30/2002                             1.70:1.0
 7/1/2002 through 12/31/2002                             1.90:1.0
 1/1/2003 through  6/30/2003                             2.00:1.0

          Period                                Interest Coverage Ratio
          ------                                -----------------------
 7/1/2003 through 12/31/2003                             2.25:1.0
 1/1/2004 through 12/31/2004                             2.50:1.0
 1/1/2005 and thereafter                                 3.00:1.0.

                  (d) Fixed Charge Coverage Ratio. The Borrower will not permit the Fixed Charge Coverage Ratio as of the end of any Fiscal Quarter occurring during any period set forth below to be less than the ratio set forth opposite such period:

                                                       Fixed Charge
          Period                                      Coverage Ratio
          ------                                      --------------
10/1/1998 through 12/31/1999                             1.00:1.0
 1/1/2000 through 12/31/2001                             1.10:1.0
 1/1/2002 and thereafter                                 1.25:1.0.

         SECTION 7.2.5. Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make, incur, assume or suffer to exist any Investment in any other Person, except:

                  (a) Investments existing on the Closing Date and identified in
         Item 7.2.5(a) ("Ongoing Investments") of the Disclosure Schedule;

                  (b) Cash Equivalent Investments;

                  (c) without duplication, Investments permitted as either Indebtedness pursuant to Section 7.2.2 or Liens permitted pursuant to
         Section 7.2.3;

                  (d) without duplication, Investments permitted as Restricted Payments pursuant to Section 7.2.6;

                  (e) without duplication, Investments permitted as Capital Expenditures pursuant to Section 7.2.7 or made as expenditures of the type referred to in clause (i) of the proviso to the definition of the term "Capital Expenditures";

                  (f) Investments resulting by operation of clause (c) of
         Section 7.2.9 in respect of non-cash consideration or clause (a) of
         Section 7.2.8;

                  (g) the Grafalloy Acquisition for aggregate consideration (other than Indebtedness permitted to be incurred pursuant to clause
         (j) and (m) of Section 7.2.2) not to exceed $8,000,000;

                  (h) Investments in the form of loans to officers, directors and employees of the Borrower and its Subsidiaries in an aggregate amount at any time outstanding not to exceed $1,000,000 in cash;

                  (i) in the ordinary course of business, Investments by the Borrower in any of its wholly-owned U.S. Subsidiaries, or by any such wholly-owned U.S. Subsidiary in any of its wholly-owned U.S. Subsidiaries;

                  (j) Investments made or held by any Non-U.S. Subsidiary in any other Non-U.S. Subsidiary;

                  (k) extensions of trade credit in the ordinary course of business;

                  (l) Investments (including debt obligations and Capital Stock) received in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of and other disputes with customers and suppliers arising in the ordinary course of business;

                  (m) Investments in the form of loans made to Holdco in an aggregate amount not to exceed the aggregate amount of Restricted Payments permitted to be made to Holdco pursuant to clauses (c) through
         (e) of Section 7.2.6 to the extent such loans are made in lieu of such Restricted Payments;

                  (n) other Investments in an aggregate amount at any one time not to exceed $15,000,000 in any single transaction or series of related transactions or $30,000,000 in the aggregate;

provided, however, that

                  (o) any Investment which when made complies with the requirements of the definition of the term "Cash Equivalent Investment" may continue to be held for no more than 180 days following the date that such Investment no longer meets the requirements of such definition;

                  (p) no Investment otherwise permitted by clause (c) (except to the extent permitted under Section 7.2.2), (d), (g), (h) or (n) shall be permitted to be made if, immediately before or after giving effect thereto, any Default shall have occurred and be continuing; and

                  (q) the permitted Investments level set forth in clause (n) above shall be exclusive of the amount of Investments actually made with (i) cash equity contributions made, directly or indirectly, by any Person other than the Borrower and its Subsidiaries, after the Closing Date to the Borrower or any of its Subsidiaries and specifically identified in a certificate delivered by an Authorized Officer of the Borrower to the Agents prior to the time such capital contribution is made and (ii) repayments by Holdco to the Borrower in respect of the loans referred to in clause (m) above.

         SECTION 7.2.6. Restricted Payments, etc. On and at all times after the Closing Date:

                  (a) the Borrower will not, and will not permit any of its Subsidiaries to, declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower or on any warrants, options or other rights with respect to any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower (other than (i) dividends or distributions payable in common stock or warrants to purchase its common stock or (ii) splits or reclassifications of its Capital Stock into additional or other shares of a similar class of its Capital Stock, provided that such other class of Capital Stock (x) is not (by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise) redeemable at the option of the holder thereof, redeemable on or prior to September 30, 2006 or convertible or exchangeable for debt securities and (y) does not require the payment of dividends in cash) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, exchange, sinking fund or other retirement of, or agree or permit any of its Subsidiaries to purchase, redeem or exchange, any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower or Holdco, or warrants, options or other rights with respect to any shares of any class of Capital Stock (now or hereafter outstanding) of the Borrower or Holdco;

                  (b) the Borrower will not, and will not permit any of its Subsidiaries to, (i) directly or indirectly, make any payment or prepayment of principal of, or make any payment of interest on any Subordinated Note or any promissory note referred to in clause (l) of
         Section 7.2.2 on any day other than the stated, scheduled date for such payment or prepayment set forth in the documents and instruments memorializing such Subordinated Note (except in connection with the application of Excluded Equity Proceeds of the type described in clause
         (b) of the definition thereof or proceeds received by the Borrower in respect of Indebtedness of the type permitted pursuant to clause (h) of
         Section 7.2.2 which refinances such Subordinated Note) or any such promissory note, or which would violate the subordination provisions of such Subordinated Note or any such promissory note, or (ii) redeem, purchase or defease any Subordinated Note (except in connection with the application of Excluded Equity Proceeds of the type described in clause (b) of the definition thereof or proceeds received by the Borrower in respect of refinancing Indebtedness of the type permitted pursuant to clause (h) of Section 7.2.2 which refinances such Subordinated Note) or any such promissory note (the foregoing prohibited acts referred to clauses (a) and (b) are herein collectively referred to as "Restricted Payments");

provided, however, that

                  (c) notwithstanding the provisions of clause (a) or (b) above, the Borrower shall be permitted to make Restricted Payments to Holdco to the extent necessary to enable

         Holdco to (or, in the case of clause (c)(iii)(3) below, to make payments in respect of the promissory notes described in such clause
         (c)(iii)(3))

                            (i) pay expenses incurred by Holdco in the ordinary
                  course and solely in Holdco's capacity as a holding company or for services rendered on behalf of the Borrower, including, without limitation, (a) customary and reasonable salary, bonus and other benefits payable to officers, employees and consultants of Holdco, (b) customary and reasonable fees and expenses paid to members of the Board of Directors of Holdco or payments in respect of indemnification obligations, (c) reasonable general corporate overhead expenses of Holdco and
                  (d) management, consulting or advisory fees paid to Holdco or to permit Holdco to pay management, consulting or advisory fees pursuant to the Management Services Agreement (as in effect on the Closing Date); provided, however, (A) with respect to clauses (a) through (c) above, the aggregate amount paid pursuant to all such clauses shall not exceed $2,000,000 in any Fiscal Year, and (B) with respect to clause (d) above, the amount of advisory fees shall not exceed $500,000 in any Fiscal Year, the amount of transaction fees in any Fiscal Year shall not exceed 1% of the aggregate transaction value (whether related to a single or series of related transactions), and the aggregate amount paid in respect of clause (d) above shall not exceed $1,500,000 in any Fiscal Year,

                           (ii)  make payments in respect of Taxes,

                           (iii) so long as (A) no Default shall have occurred
                  and be continuing on the date such Restricted Payment is declared or to be made, nor would a Default result from the making of such Restricted Payment, (B) after giving effect to the making of such Restricted Payment the Borrower shall be in pro forma compliance with the covenants set forth in Section
                  7.2.4 for the most recent full Fiscal Quarter immediately preceding the date of the payment of such Restricted Payment for which the relevant financial information has been delivered pursuant to clause (a) or clause (b) of Section 7.1.1, and (C) a chief financial Authorized Officer of the Borrower shall have delivered a certificate to the Agents in form and substance satisfactory to the Agents (including a calculation of the Borrower's compliance with the covenants set forth in Section 7.2.4) certifying as to the accuracy of clauses(c)(iii)(A) and (c)(iii)(B) above, (1) purchase, redeem, acquire or otherwise retire for value shares of Capital Stock of Holdco held by directors, officers or employees of Holdco, the Borrower or any of its Subsidiaries, or options on any such shares or related stock appreciation rights or similar securities owned by such directors, officers or employees (or their estates or beneficiaries under their estates), in all cases only upon death, disability, retirement, termination of employment or pursuant to the terms of such stock option plan or any other agreement under which such shares of Capital Stock, options, related rights or similar securities were issued, (2) make payments in respect of any promissory note referred to in clause (e) of
                  Section 5.12 of the Holdco Guaranty and Pledge Agreement, or
                  (3) make payments in respect of any promissory note referred to in clause (1) of Section 7.2.2 in an aggregate amount, in the case of this clause (c)(iii), not to exceed $2,000,000 in any Fiscal Year (it being acknowledged and agreed that the amount available to make such Restricted Payment shall be increased in any Fiscal Year by an amount (the "Additional Amount") equal to the sum of (x) the aggregate cash proceeds received by the Borrower after the Closing Date and during such Fiscal Year (net of any such proceeds constituting Net Equity Proceeds required to be applied pursuant to Section 3.1.1) from any issuance of Capital Stock of Holdco, and warrants, options and other rights to acquire Capital Stock of Holdco, by Holdco to directors, officers or employees of Holdco, the Borrower or any of its Subsidiaries and (y) the aggregate amount of key-man life insurance proceeds that are applied towards Restricted Payments pursuant to this clause (c)(iii)); provided, that the Borrower can carry forward to each succeeding Fiscal Year the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause
                  (c)(iii) in prior Fiscal Years; provided, further, that in no event shall the amount of Restricted Payments made pursuant to this clause (c)(iii) exceed in the aggregate $5,000,000 plus the sum of the Additional Amounts; and

                           (iv) pay lease payment obligations owed by Holdco in
                  respect of the Specified Leases (as defined in the Holdco Guaranty and Pledge Agreement) to which Holdco is a party.

                  (d) notwithstanding the provisions of clauses (a) and (b) above, the Borrower and its Subsidiaries shall be permitted to pay dividends to Holdco subsequent to the fifth anniversary of the Closing Date to enable Holdco to pay cash interest on the Discount Notes in accordance with the terms of such Indebtedness in an aggregate amount not to exceed 25% of Excess Cash Flow for the period from January 1, 1999 through the most recently ended Fiscal Quarter so long as (A) after giving effect to the making of such Restricted Payment, (i) the Leverage Ratio shall be less than 4.0:1.0 on a pro forma basis and (ii) the Borrower shall be in pro forma compliance with the Fixed Charge Coverage Ratio covenant set forth in clause (d) of Section 7.2.4, in each case for the most recent full Fiscal Quarter immediately preceding the date of the making of such Restricted Payment for which the relevant financial information has been delivered pursuant to clause
         (a) or clause (b) of Section 7.1.1 and (B) a chief financial Authorized Officer of the Borrower shall have delivered a certificate to the Administrative Agent (including a calculation of the Leverage Ratio and Fixed Charge Coverage Ratio in reasonable detail) certifying to the accuracy of clause (A) above and certifying that no Default shall have occurred and be continuing on the date such Restricted Payment is made, nor would a Default result from the making of such Restricted Payment; and

                  (e) notwithstanding the provisions of clauses (a) and (b) above, the Borrower and its Subsidiaries shall be permitted to make the Restricted Payments in respect of the Closing Date Dividend and other obligations of Holdco under to the Stock Purchase Agreement in respect of purchase price adjustments and indemnification obligations thereunder.

         SECTION 7.2.7. Capital Expenditures, etc. (a) The Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make Capital Expenditures in any Fiscal Year, except Capital Expenditures (i) which do not aggregate in excess of $6,000,000 in such

Fiscal Year plus (ii) an aggregate amount equal to $15,000,000 over the term of this Agreement; provided, however, that to the extent the amount of Capital Expenditures permitted to be made in any Fiscal Year pursuant to this Section
7.2.7 exceeds the aggregate amount of Capital Expenditures actually made during such Fiscal Year, up to 50% of such excess amount may be carried forward to (but only to) the next two succeeding Fiscal Years (any such amount to be certified by the Borrower to the Administrative Agent in the Compliance Certificate delivered for the last Fiscal Quarter of such Fiscal Year, and any such amount carried forward to a succeeding Fiscal Year shall be deemed to be used prior to the Borrower and its Subsidiaries using the amount of Capital Expenditures permitted by this Section 7.2.7 without giving effect to such carry-forward).

         (b) The parties acknowledge and agree that the permitted Capital Expenditure level set forth in clause (a) above shall be exclusive of the amount of Capital Expenditures actually made with cash equity capital contributions made, directly or indirectly, by any Person other than the Borrower and its Subsidiaries, after the Closing Date to the Borrower or any of its Subsidiaries and specifically identified in a certificate delivered by an Authorized Officer of the Borrower to the Agents prior to the time such capital contribution is made.

         SECTION 7.2.8. Consolidation, Merger, etc. The Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other corporation, or purchase or otherwise acquire all or substantially all of the assets of any Person (or of any division thereof) except

                  (a) (x) any such Subsidiary may liquidate or dissolve voluntarily into, and may merge or consolidate with and into, the Borrower or any wholly-owned U.S. Subsidiary of the Borrower, (y) any such Non-U.S. Subsidiary may liquidate or dissolve into, and may merge or consolidate with and into, any other Non-U.S. Subsidiary, and (z) the assets or stock of any Subsidiary may be purchased or otherwise acquired by the Borrower or any wholly-owned U.S. Subsidiary of the Borrower; and

                  (b) so long as no Default has occurred and is continuing or would occur after giving effect thereto, the Borrower or any of its Subsidiaries may purchase all or substantially all of the assets of any Person, or acquire such Person by merger, if permitted (without duplication) by Section 7.2.7 to be made as a Capital Expenditure or if permitted (without duplication) by Section 7.2.5 to be made as an Investment.

         SECTION 7.2.9. Asset Dispositions, etc. The Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets (including accounts receivable and Capital Stock of Subsidiaries, but excluding transfers resulting from a Casualty Event) to any Person, unless

                  (a) such sale, transfer, lease, contribution or conveyance is in the ordinary course of its business or is permitted by Sections 7.2.3, 7.2.5, 7.2.6, 7.2.8 or 7.2.13; or

                  (b) (x) such sale, transfer, lease, contribution or conveyance is limited to equipment and (y) within 365 days, the Net Disposition Proceeds generated from such sale, transfer, lease, contribution or conveyance are applied to the acquisition of replacement items of equipment which are the functional equivalent of the equipment sold, transferred, leased, contributed or conveyed; or

                  (c) (x) such sale, transfer, lease, contribution or conveyance of such assets is for fair market value and the consideration consists of no less than 75% in cash, (y) the fair market value of such assets, together with the fair market value of all other assets sold, transferred, leased, contributed or conveyed pursuant to this clause
         (c) since the Closing Date, does not exceed (individually or in the aggregate) $15,000,000 over the term of this Agreement and (z) the Net Disposition Proceeds generated from such sale, transfer, lease, contribution or conveyance are applied as Net Disposition Proceeds, to the extent required therein, to prepay the Loans pursuant to the terms of clause (c) of Section 3.1.1 and Section 3.1.2.

         SECTION 7.2.10. Modification of Certain Agreements. Without the prior written consent of the Required Lenders, the Borrower will not, and will not permit any of its Subsidiaries to, consent to any amendment, supplement, amendment and restatement, waiver or other modification of any of the terms or provisions contained in, or applicable to, the Discount Notes or the Subordinated Notes or any Material Document (including the Bridge Note Agreement, each agreement setting forth the terms of any Indebtedness that refinances the Subordinated Notes and each agreement setting forth the terms of any Indebtedness that refinances the Discount Notes (each of the foregoing agreements) or any schedules or exhibits related thereto (collectively, the "Restricted Agreements"), in each case which would (i) materially adversely affect the rights or remedies of the Lenders or the Borrower's or any other Obligor's ability to perform hereunder or under any Loan Document, or materially increase the obligations of the Borrower or any Subsidiary thereunder to the detriment of the Lenders, (ii) increase the cash consideration payable in respect of the Transaction or, in the case of the Stock Purchase Agreement, increase the Borrower's or any of its Subsidiaries' obligations or liabilities, contingent or otherwise (other than adjustments to the cash consideration payable in respect of the Transaction made pursuant to the terms of the Stock Purchase Agreement), (iii) increase the principal amount of, or (other than in respect of the refinancing of the Subordinated Notes or Discount Notes, in each case originally issued on the Closing Date) increase the interest rate on, or (other than in respect of the refinancing of the Subordinated Notes or Discount Notes, in each case originally issued on the Closing Date) add or increase any fee with respect to, the Discount Notes or the Subordinated Notes or any Indebtedness that refinances the Discount Notes or the Subordinated Notes, advance any dates upon which payments of principal or interest are due thereon or change any of the covenants with respect thereto in a manner which is more restrictive to the Borrower or any of its Subsidiaries, or (iv) change the subordination provisions thereof (including any default or conditions to an event of default relating thereto), or change any collateral therefor (other than to release such collateral), if (in the case of this clause (iv)), the effect of such amendment or change, individually or together with all other amendments or changes made, is to increase the obligations of the obligor thereunder or to confer any additional rights on the holders of such Discount Notes or Subordinated Notes or any Indebtedness that refinances the Discount Notes or the Subordinated Notes, or any such Restricted Agreement (or a trustee or other representative on their behalf).

         SECTION 7.2.11. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its other Affiliates (other than another Obligor) unless such arrangement or contract is fair and equitable to the Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of the Borrower or such Subsidiary with a Person which is not one of its Affiliates; provided, however, that the Borrower may enter into and perform its obligations under the Management Services Agreement, the Transition Services Agreement, employment arrangements, indemnification and compensation plans with its officers and employees, and the documents, agreements and instruments entered into, or made, by the Borrower in connection with the Recapitalization.

         SECTION 7.2.12. Negative Pledges, Restrictive Agreements, etc. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement (excluding this Agreement, any other Loan Document and solely with respect to clause (a) below, any other agreement governing any Indebtedness permitted either by clause (h) of Section 7.2.2, in the case of each such other agreement, as in effect on the Closing Date or by clause (d) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness) prohibiting

                  (a) (i) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired (other than (A) in the case of any assets acquired with the proceeds of any Indebtedness permitted under clause (g) of Section 7.2.2 or subject to Capitalized Lease Liabilities permitted under such clause (g), customary limitations and prohibitions contained in such Indebtedness,
         (B) in the case of any Indebtedness permitted under clauses (i), (j) and (k) of Section 7.2.2, customary limitations in respect of the Subsidiary of the Borrower that has incurred such Indebtedness and its assets; provided, that such limitations shall be limited solely to such Subsidiary (and any of its Subsidiaries) and its (and their) assets and
         (C) customary non-assignment provisions in contracts, leases and licenses), or (ii) the ability of the Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document; or

                  (b) the ability of any Subsidiary to make any payments, directly or indirectly, to the Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to the Borrower (other than customary limitations in respect of any Indebtedness permitted under clauses (i), (j) and (k) of
         Section 7.2.2 that are applicable to the Subsidiary of the Borrower that has incurred such Indebtedness and its assets; provided, that such limitations shall be limited solely to such Subsidiary (and any of its Subsidiaries) and its (and their) assets).

         SECTION 7.2.13. Sale and Leaseback. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement or arrangement with any other Person providing for the leasing by the Borrower or any of its Subsidiaries of real or personal property (other than the Olive Branch Facility) having a fair market value of more than $1,000,000 in the aggregate at any time outstanding which has been or is to be sold or transferred by the Borrower or any of its Subsidiaries to such other Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or any of its Subsidiaries.

         SECTION 7.2.14. Stock of Subsidiaries. The Borrower will not permit any Subsidiary to issue any Capital Stock (whether for value or otherwise) to any Person other than the Borrower or another wholly-owned Subsidiary of the Borrower.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

         SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section 8.1 shall constitute an "Event of Default".

         SECTION 8.1.1. Non-Payment of Obligations. (a) The Borrower shall default in the payment or prepayment when due of any principal of any Loan, (b) the Borrower shall default in the payment when due of any Reimbursement Obligation or deposit of cash collateral for purposes pursuant to Section 2.6.4, or (c) the Borrower or any other Obligor shall default (and such default shall continue unremedied for a period of five Business Days) in the payment when due of any interest or fee with respect to the Loans or Commitments or of any other Obligation.

         SECTION 8.1.2. Breach of Warranty. Any representation or warranty of the Borrower or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of the Borrower or any other Obligor to the Administrative Agent or any Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.

         SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. The Borrower shall default in the due performance and observance of any of its obligations under (a) clauses (d) or (e) of Section 7.1.1, Section 7.1.9,
Section 7.1.10 or Section 7.2, or (b) Section 7.1.1 (other than clauses (d) or
(e) ) and such Default shall continue unremedied for a period of five Business Days.

         SECTION 8.1.4. Non-Performance of Other Covenants and Obligations. The Borrower or any other Obligor shall default in the due performance and observance of any other agreement contained herein or in any other Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after notice thereof shall have been given to the Borrower by the Administrative Agent or the Required Lenders.

         SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Borrower or any of its Subsidiaries or any other Obligor having a principal amount, individually or in the aggregate, in excess of $5,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or Administrative Agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

         SECTION 8.1.6. Judgments. Any judgment or order for the payment of money in excess of $5,000,000 (not covered by insurance from a responsible insurance company that is not denying its liability with respect thereto) shall be rendered against the Borrower or any of its Subsidiaries or any other Obligor and either

                  (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or

                  (b) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.

         SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan:

                  (a) the institution of any steps by the Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, the Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or

                  (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.

         SECTION 8.1.8. Control of the Borrower. Any Change in Control shall occur.

         SECTION 8.1.9. Bankruptcy, Insolvency, etc. The Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) or any other Obligor shall

                  (a) become insolvent or generally fail to pay, or admit in writing its inability to pay, debts as they become due;

                  (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) or any other Obligor or any property of any thereof, or make a general assignment for the benefit of creditors;

                  (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) or any other Obligor or for a substantial part of the property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;

                  (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower or any of its Subsidiaries (other than an Immaterial Subsidiary) or any other Obligor, and, if any such case or proceeding is not commenced by the Borrower or such Subsidiary or such other Obligor, such case or proceeding shall be consented to or acquiesced in by the Borrower or such Subsidiary or such other Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that the Borrower, each Subsidiary and each other Obligor hereby expressly authorizes the Administrative Agent and each Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or

                  (e) take any action authorizing, or in furtherance of, any of the foregoing.

         SECTION 8.1.10. Impairment of Security, etc. (a) Any Loan Document, or any Lien granted thereunder (other than in respect of the property of an Immaterial Subsidiary), shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; (b) the Borrower, any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or (c) any Lien securing any Obligation shall, in whole or in part, cease (other than as a result of any action or inaction taken or not taken by any Agent or any Lender or if such cessation is covered by insurance meeting the requirements set forth in Section 7.1.4 that lists the Administrative Agent (for the benefit of the Lenders) as an additional insured or loss payee) to be a perfected first priority Lien, subject only to those exceptions expressly permitted by such Loan Document.

         SECTION 8.1.11. Subordination. The subordination provisions relating to the Subordinated Notes or any Indebtedness the proceeds of which refinances the Subordinated Notes (the "Subordination Provisions") shall fail to be enforceable by the Lenders (which have not effectively waived the benefits thereof) in accordance with the terms thereof, or the principal or interest on any Loan, Reimbursement Obligation or other Obligations shall fail to constitute "Designated Senior Debt" (as defined in the Bridge Note Agreement) or "designated senior indebtedness" (or any other similar term) under the documents relating to any Indebtedness the proceeds of which refinances the Subordinated Notes), or the Borrower or any of its Subsidiaries shall, directly or indirectly, disavow or contest in any manner (i) the effectiveness, validity or enforceability of any of the Subordination Provisions, or (ii) that any of such Subordination Provisions exist for the benefit of the Agents and the Lenders.

         SECTION 8.1.12. Failure to Refinance or Extend Subordinated Notes. The Borrower shall have failed to refinance Indebtedness in respect of the Subordinated Notes originally issued on the Closing Date with Excluded Equity Proceeds or the proceeds of Indebtedness permitted pursuant to clause (h) of
Section 7.2.2 prior to the Maturity Date (as defined in the Bridge Note Agreement, pursuant to which the Subordinated Notes were originally issued) (the "Bridge Note Maturity Date") and the Administrative Agent shall not have received, prior to the Bridge Loan Maturity Date, evidence satisfactory to it that the maturity of the Subordinated Notes will, effective on the Bridge Note Maturity Date, be extended to a date not prior to March 30, 2006.

         SECTION 8.2. Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 8.1.9 shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Obligations shall automatically be and become immediately due and payable, without notice or demand.

         SECTION 8.3. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 8.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Required Lenders, shall by notice to the Borrower declare all or any portion of the outstanding principal amount of the Loans and other Obligations to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate.


                                   ARTICLE IX

                            THE ADMINISTRATIVE AGENT

         SECTION 9.1. Actions. Each Lender hereby appoints DLJ as its Syndication Agent and First Chicago as its Administrative Agent under and for purposes of this Agreement, the Notes and each other Loan Document. Each Lender authorizes the Agents to act on behalf of such Lender under this Agreement, the Notes and each other Loan Document and, in the absence of other written instructions from the Required Lenders received from time to time by the Agents (with respect to which each of the Agents agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Agents by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. The Agents may execute any of their respective duties under this Agreement, the Notes and each other Loan Document by or through their respective employees, agents and attorneys-in-fact. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) the Agents, pro rata according to such Lender's percentage of the Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, either of the Agents in any way relating to or arising out of this Agreement, the Notes and any other Loan Document, including reasonable attorneys' fees, and as to which any Agent is not reimbursed by the Borrower; provided, however, that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses which are determined by a court of competent jurisdiction in a final proceeding to have resulted solely from such Agent's gross negligence or wilful misconduct. An Agent shall not be required to take any action hereunder, under the Notes or under any other Loan Document, or to prosecute or defend any suit in respect of this Agreement, the Notes or any other Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of either of the Agents shall be or become, in such Agent's determination, inadequate, such Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given.

         SECTION 9.2. Funding Reliance, etc. Unless the Administrative Agent shall have been notified by telephone, confirmed in writing, by any Lender by 3:00 p.m., Chicago time, on the day prior to a Borrowing or Disbursement with respect to a Letter of Credit pursuant to Section 2.6.2 that such Lender will not make available the amount which would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrower a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrower severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrower to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing.

         SECTION 9.3. Exculpation. None of the Agents or the Arranger nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it under this Agreement or any other Loan Document, or in connection herewith or therewith, except for its own willful misconduct or gross negligence, nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of this Agreement or any other Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by the Borrower of its obligations hereunder or under any other Loan Document. None of the Agents or the Arranger nor any of their respective directors, officers, employees or agents shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder, (ii) the performance or observance of any of the covenants or agreements of any Obligor under any Loan Document, including, without limitation, any agreement by an Obligor to furnish information directly to each Lender, (iii) the satisfaction of any condition specified in Article V, expect receipt of items required to be delivered solely to the Administrative Agent,
(iv) the existence or possible existence of any Default or Event of Default, or
(v) the financial condition of the Borrower or any other Obligor. Any such inquiry which may be made by an Agent or the Issuer shall not obligate it to make any further inquiry or to take any action. The Agents and the Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing which the Agents or the Issuer, as applicable, believe to be genuine and to have been presented by a proper Person.

         SECTION 9.4. Successor. The Syndication Agent may resign as such upon one Business Day's notice to the Borrower and the Administrative Agent. The Administrative Agent may resign as such at any time upon at least 30 days' prior notice to the Borrower and all Lenders. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified in such notice. If the Administrative Agent at any time shall resign or be removed, the Required Lenders may, with the prior consent of the Borrower (which consent shall not be unreasonably withheld or delayed) appoint another Lender as a successor Administrative Agent which shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving notice of resignation or receiving notice of removal, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the U.S. (or any State thereof) or a U.S. branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent's resignation or removal hereunder as the Administrative Agent, the provisions of (i) this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under this Agreement, and (ii) Section 10.3 and Section
10.4 shall continue to inure to its benefit. Notwithstanding anything else to the contrary in this Section 9.4, the Administrative Agent may at any time, without the consent of the Borrower or any Lender, appoint an Affiliate which is a commercial banking institution as a successor Administrative Agent.

         SECTION 9.5. Credit Extensions by Each Agent and Issuer. Each Agent and the Issuer shall have the same rights and powers with respect to (i) in the case of the Agents, the Credit Extensions made by it or any of its Affiliates and
(ii) in the case of the Issuer, the Loans made by it or any of its Affiliates, as any other Lender and may exercise the same as if it were not an Agent or the Issuer. Each Agent, the Issuer and each of their respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or Affiliate of the Borrower as if such Agent or Issuer were not an Agent or Issuer hereunder.

         SECTION 9.6. Credit Decisions. Each Lender acknowledges that it has, independently of the Agents, the Arranger, the Issuer and each other Lender, and based on such Lender's review of the financial information of the Borrower, this Agreement, the other Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agents, the Arranger, the Issuer and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any other Loan Document.

         SECTION 9.7. Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Borrower pursuant to the terms of this Agreement (unless concurrently delivered to the Lenders by the Borrower). The Administrative Agent will distribute to each Lender each document or instrument received for its account and copies of all other communications received by the Administrative Agent from the Borrower for distribution to the Lenders by the Administrative Agent in accordance with the terms of this Agreement. The Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Agents, but that may be voluntarily furnished by the Borrower to the Agents (either in their capacity as Agent or in their individual capacity).

         SECTION 9.8. The Syndication Agent and the Administrative Agent. Notwithstanding anything else to the contrary contained in this Agreement or any other Loan Document, the Syndication Agent and the Administrative Agent, each in such capacity, shall have no duties or responsibilities under this Agreement or any other Loan Document nor any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Syndication Agent or the Administrative Agent, as applicable, in such capacity except as are explicitly set forth herein or in the other Loan Documents. Each Lender hereby waives, and agrees not to assert, any claim against the Syndication Agent or the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty.


                                    ARTICLE X

                            MISCELLANEOUS PROVISIONS

         SECTION 10.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to in writing by the Borrower and the Required Lenders; provided, however, that no such amendment, modification or waiver which would:

                  (a) modify any requirement hereunder that any particular action be taken by all the Lenders or by the Required Lenders shall be effective unless consented to in writing by each Lender;

                  (b) modify this Section 10.1, or clause (a) of Section 10.10, change the definition of "Required Lenders", increase any Commitment Amount or the Percentage of any

         Lender, reduce any fees described in Section 3.3 (other than the administration fee referred to in Section 3.3.2), release any Subsidiary Guarantor (other than an Immaterial Subsidiary) from its obligations under the Subsidiary Guaranty, release Holdco from its obligations under the Holdco Guaranty and Pledge Agreement, or release all or substantially all of the collateral security (except in each case as otherwise specifically provided in this Agreement, the Subsidiary Guaranty, a Security Agreement or a Pledge Agreement) or extend any Commitment Termination Date shall be made without the written consent of each Lender adversely affected thereby;

                  (c) extend the due date for, or reduce the amount of, any scheduled repayment of principal of or interest on or fees payable in respect of any Loan or reduce the principal amount of or rate of interest on or fees payable in respect of any Loan or any Reimbursement Obligations (which shall in each case include the conversion of all or any part of the Obligations into equity of any Obligor), shall be made without the written consent of the holder of the Note evidencing such Loan or, in the case of a Reimbursement Obligation, the Issuer owed, and those Lenders participating in, such Reimbursement Obligation;

                  (d) affect adversely the interests, rights or obligations of any Agent, the Issuer or the Arranger (in its capacity as Agent, Issuer or Arranger), unless consented to in writing by such Agent, the Issuer or the Arranger, as the case may be;

                  (e) (i) amend, modify or waive clause (f) of Section 3.1.1 or
         (ii) have the effect (either immediately or at some later time) of enabling the Borrower to satisfy a condition precedent to the making of a Revolving Loan or the issuance of a Letter of Credit without the written consent of Lenders holding at least 51% of the Revolving Loan Commitments; or

                  (f) amend, modify or waive the provisions of clause (a)(i) of
         Section 3.1.1 or clause (b) of Section 3.1.2 or effect any amendment, modification or waiver that by its terms adversely affects the rights of Lenders participating in any Tranche differently from those of Lenders participating in other Tranches, without the written consent of the holders of the Notes evidencing at least 51% of the aggregate amount of Loans outstanding under the Tranche or Tranches affected by such modification, or, in the case of a modification affecting the Revolving Loan Commitment Amount, the Lenders holding at least 51% of the Revolving Loan Commitments.

No failure or delay on the part of any Agent, the Issuer, any Lender or the holder of any Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Agent, the Issuer, any Lender or the holder of any Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

         SECTION 10.2. Notices. Except as otherwise provided herein or in another Loan Document, all notices, requests and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth on Schedule II hereto or, in the case of a Lender which becomes a party hereto after the date hereof, as set forth in the Lender Assignment Agreement pursuant to which such Lender becomes a Lender hereunder or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, (i) if mailed and properly addressed with postage prepaid, shall be deemed given 72 hours after such notice is deposited in the mails, (ii) if properly addressed and sent by pre-paid courier service, shall be deemed given when received, or (iii) if transmitted by facsimile, shall be deemed given when transmitted (and telephonic confirmation of receipt thereof has been received); provided, that notices to the Administrative Agent under Articles II and III shall not be effective until received by the Administrative Agent.

         Unless otherwise stated, any notice received by the Administrative Agent shall be deemed to be received on a Business Day only if it is received prior to 12:00 noon, Chicago time, on such Business Day. If such notice is received by the Administrative Agent after 12:00 noon, Chicago time, it shall be deemed to be received on the next succeeding Business Day.

         SECTION 10.3. Payment of Costs and Expenses. The Borrower agrees to pay on demand all reasonable expenses of each Agent (including the reasonable fees and out-of-pocket expenses of counsel to the Agents and of local or foreign counsel, if any, who may be retained by counsel to the Agents) in connection with

                  (a) the syndication by the Syndication Agent and the Arranger of the Loans, the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated;

                  (b) the filing, recording, refiling or rerecording of the Mortgages, the Pledge Agreements and the Security Agreements and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any Mortgage, any Pledge Agreement or any Security Agreement; and

                  (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document.

The Borrower further agrees to pay, and to save the Agents and the Lenders harmless from all liability for, any stamp or other similar taxes which may be payable in connection with the execution or delivery of this Agreement, the Borrowings hereunder, the issuance of the Notes, the issuance of the Letters of Credit, or any other Loan Documents. The Borrower also agrees to reimburse each Agent and each Lender upon demand for all reasonable out-of-pocket expenses (including reasonable attorneys' fees and legal expenses) incurred by such Agent or such Lender in connection with (x) the negotiation of any restructuring or "work-out", whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.

         SECTION 10.4. Indemnification. In consideration of the execution and delivery of this Agreement by each Lender and the extension of the Commitment, the Borrower indemnifies, exonerates and holds each Agent, the Arranger, the Issuer and each Lender and each of their respective partners, trustees, officers, directors, employees and agents (collectively, the "Indemnified Parties") free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys' fees and disbursements (collectively, the "Indemnified Liabilities"), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to

                  (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension;

                  (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of the Borrower as the result of any determination by the Required Lenders pursuant to Article V not to make any Credit Extension hereunder but excluding any such action in which a court of competent jurisdiction in a final non-appealable judgment determined that such Lenders breached their obligations hereunder in respect of such Credit Extension);

                  (c) any investigation, litigation or proceeding related to any acquisition or proposed acquisition by the Borrower or any of its Subsidiaries of all or any portion of the stock or assets of any Person, whether or not such Agent, the Arranger, the Issuer or such Lender is party thereto;

                  (d) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by the Borrower or any of its Subsidiaries of any Hazardous Material; or

                  (e) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by the Borrower or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, the Borrower or such Subsidiary, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party's gross negligence or wilful misconduct. Each Obligor and its permitted successors and assigns hereby waive, release and agree not to make any claim, or bring any cost recovery action against, any Agent, the Arranger, the Issuer or any Lender under CERCLA or any state equivalent, or any similar law now existing or hereafter enacted, except to the extent arising out of the gross negligence or wilful misconduct of any

Indemnified Party. It is expressly understood and agreed that to the extent that any of such Persons is strictly liable under any Environmental Laws, such Obligor's obligation to such Person under this indemnity shall likewise be without regard to fault on the part of such Obligor, to the extent permitted under applicable law, with respect to the violation or condition which results in liability of such Person. If and to the extent that the foregoing undertaking may be unenforceable for any reason, such Obligor hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.

         SECTION 10.5. Survival. The obligations of the Borrower under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under
Section 4.8 and Section 9.1, shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by the Borrower and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

         SECTION 10.6. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.

         SECTION 10.7. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.

         SECTION 10.8. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement.

         SECTION 10.9. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTES AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCLUDING THE LAW OF CONFLICTS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS. This Agreement, the Notes and the other Loan Documents constitute the entire understanding among the parties hereto with respect to the subject matter hereof and supersede any prior agreements, written or oral, with respect thereto.

         SECTION 10.10. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that:

                  (a) the Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of the Administrative Agent and all Lenders; and

                  (b) the rights of sale, assignment and transfer of the Lenders are subject to Section 10.11.

         SECTION 10.11. Sale and Transfer of Loans and Notes; Participations in Loans and Notes. Each Lender may assign, or sell participations in, its Loans and Commitments to one or more other Persons in accordance with this Section 10.11.

         SECTION 10.11.1. Assignments. Any Lender (an "Assignor Lender"),

                  (a) with the written consents of the Borrower, the Administrative Agent and (in the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) the Issuer and the Swing Line Lender ((x) which consents shall not be unreasonably delayed or withheld, (y) which consents of the Administrative Agent and the Issuer and the Swing Line Lender shall not be required in the case of assignments made (1) to DLJ or any of its Affiliates or (2) by DLJ or any of its Affiliates to any commercial bank, fund which is regularly engaged in making, purchasing or investing in loans or securities or other financial institution the long-term certificate of deposit rating or long-term senior unsecured debt rating of which as determined by S&P or Moody's is at least BBB or Baa2 and (z) which consent of the Borrower shall not be required at any time when an Event of Default shall have occurred and be continuing), may at any time assign and delegate to one or more commercial banks, funds which are regularly engaged in making, purchasing or investing in loans or securities or other financial institutions, and

                  (b) with notice to the Borrower, the Administrative Agent and (in the case of any assignment of participations in Letters of Credit or Revolving Loan Commitments) the Issuer, but without the consent of the Borrower, the Administrative Agent, the Issuer or the Swing Line Lender, may assign and delegate to any of its Affiliates or to any other Lender or to a Related Fund of any Lender

(each such Person described in either of the foregoing clauses as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans, participations in Letters of Credit and Letter of Credit Outstandings with respect thereto and Commitments (which assignment and delegation shall be, as among Revolving Loan Commitments, Revolving Loans and participations in Letters of Credit, of a constant, and not a varying, percentage) in a minimum aggregate amount equal to the lesser of (i) $2,500,000 or (ii) the then remaining amount of such Lender's Loans and Commitments; provided, however, that any such Assignee Lender will comply, if applicable, with the provisions contained in Section 4.6 and the Borrower, each other Obligor and the Agents shall be entitled to continue to deal solely and directly with such Lender in connection with the interests so assigned and delegated to an Assignee Lender until (x) written notice of such assignment and delegation, together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrower and the Administrative Agent by such Lender and such Assignee Lender, (y) such Assignee Lender shall have executed and delivered to the Borrower and the Administrative Agent a Lender Assignment

Agreement, accepted by the Administrative Agent, and (z) the processing fees described below shall have been paid.

From and after the date that the Administrative Agent accept such Lender Assignment Agreement, (i) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (ii) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within ten Business Days after its receipt of notice that the Administrative Agent has received an executed Lender Assignment Agreement, the Borrower shall execute and deliver to the Administrative Agent (for delivery to the relevant Assignee Lender), and to the extent requested, new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the Assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the Assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such Assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The Assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrower. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the Assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee to the Administrative Agent upon delivery of any Lender Assignment Agreement in the amount of $3,500, unless such assignment and delegation is by a Lender to its Affiliate or to a Related Fund or if such assignment and delegation is by a Lender to a Federal Reserve Bank (or, if such Lender is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee), as provided below or is otherwise consented to by the Administration Agent. Any attempted assignment and delegation not made in accordance with this Section 10.11.1 shall be null and void. Nothing contained in this Section 10.11.1 shall prevent or prohibit any Lender from pledging its rights (but not its obligations to make Loans or participate in Letters of Credit of Letter of Credit Outstandings) under this Agreement and/or its Loans and/or its Notes hereunder (i) to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank or (ii) in the case of a Lender that is an investment fund, to the trustee under the indenture to which such fund is a party in support of its obligations to such trustee; provided, that any such assignment to a trustee shall be subject to the provisions of clause (a) of this Section 10.11.1. In the event that S&P, Moody's or Thompson's BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best's Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender with a Commitment to make Revolving Loans or participate in Letters of Credit becomes a Lender, downgrade the long-term certificate of deposit rating or long-term senior unsecured debt rating of such Lender, and the resulting rating shall be below BBB-, Baa3 or C (or BB, in the case of Lender that is an insurance company (or B, in the case of an insurance company not rated by InsuranceWatch Ratings Service)) respectively, then the Borrower (with the consent of the Administrative Agent, the Swing Line Lender and the

Issuer) shall have the right, but not the obligation, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Assignee Lender in accordance with and subject to the restrictions contained in this Section, and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in this Section) all its interests, rights and obligations in respect of its Revolving Loan Commitment under this Agreement to such Assignee Lender; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any governmental authority and (ii) such Assignee Lender shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest and fees (if any) accrued to the date of payment on the Loans made, and Letters of Credit participated in, by such Lender hereunder and all other amounts accrued for such Lender's account or owed to it hereunder.

         SECTION 10.11.2. Participations. Any Lender may at any time sell to one or more commercial banks or other Persons (each such commercial bank and other Person being herein called a "Participant") participating interests in any of the Loans, Commitments, participations in Letters of Credit and Letters of Credit Outstandings or other interests of such Lender hereunder; provided, however, that

                  (a) no participation contemplated in this Section shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document;

                  (b) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations;

                  (c) the Borrower and each other Obligor and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents;

                  (d) no Participant, unless such Participant is an Affiliate of such Lender, or is itself a Lender, shall be entitled to require such Lender to take or refrain from taking any action hereunder or under any other Loan Document, except that such Lender may agree with any Participant that such Lender will not, without such Participant's consent, agree to (i) any reduction in the interest rate or amount of fees that such Participant is otherwise entitled to, (ii) a decrease in the principal amount, or an extension of the final Stated Maturity Date, of any Loan in which such Participant has purchased a participating interest or (iii) a release of all or substantially all of the collateral security under the Loan Documents or any Subsidiary Guarantor that is not an Immaterial Subsidiary under any Subsidiary Guaranty, in each case except as otherwise specifically provided in a Loan Document; and

                  (e) the Borrower shall not be required to pay any amount under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4 that is greater than the amount which it would have been required to pay had no participating interest been sold.

The Borrower acknowledges and agrees, subject to clause (e) above, that, to the fullest extent permitted under applicable law, each Participant, for purposes of Sections 4.3, 4.4, 4.5, 4.6, 4.8, 4.9, 10.3 and 10.4, shall be considered a
Lender.

         SECTION 10.12. Confidentiality. The Lenders shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound banking practices and in any event may make disclosure to any of their examiners, Affiliates, outside auditors, counsel and other professional advisors in connection with this Agreement or as reasonably required by any bona fide transferee, participant or assignee or as required or requested by any governmental agency or representative thereof or pursuant to legal process; provided, however, that

                  (a) unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrower of any request by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information;

                  (b) prior to any such disclosure pursuant to this Section 10.12, each Lender shall require any such bona fide transferee, participant and assignee receiving a disclosure of non-public information to agree in writing

                           (i)  to be bound by this Section 10.12; and

                           (ii) to require such Person to require any other
                  Person to whom such Person discloses such non-public information to be similarly bound by this Section 10.12; and

                  (c) except as may be required by an order of a court of competent jurisdiction and to the extent set forth therein, no Lender shall be obligated or required to return any materials furnished by the Borrower or any Subsidiary.

         SECTION 10.13. Other Transactions. Nothing contained herein shall preclude the Agents or any other Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Affiliates in which the Borrower or such Affiliate is not restricted hereby from engaging with any other Person.

         SECTION 10.14. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, THE LENDERS OR THE BORROWER THAT IS BROUGHT IN THE STATE OF NEW YORK SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN NEW YORK COUNTY OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE ADMINISTRATIVE AGENT'S OPTION, IN THE COURTS OF

ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK AND EXPRESSLY AND IRREVOCABLY APPOINTS CT CORPORATION SYSTEM AS ITS DOMICILE AND ADDRESS FOR SERVICE OF PROCESS FOR PURPOSES OF ANY ACTION AS TO WHICH IT HAS SUBMITTED TO JURISDICTION AS SET FORTH IN THIS SECTION 10.14, AND AGREES THAT SERVICE UPON SUCH AUTHORIZED AGENT SHALL BE DEEMED IN EVERY RESPECT SERVICE OF PROCESS UPON THE BORROWER OR ITS SUCCESSORS AND ASSIGNS, AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, SHALL BE TAKEN AND HELD TO BE VALID PERSONAL SERVICE UPON IT. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY AGENT, ANY LENDER OR THE ISSUER TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AFFECT THE RIGHT OF ANY SUCH PERSON TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTION. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         SECTION 10.15. Waiver of Jury Trial. THE AGENTS, THE LENDERS, THE ISSUER AND THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE AGENTS, THE LENDERS, THE ISSUER OR THE BORROWER. THE BORROWER ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN

DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENTS, THE LENDERS AND THE ISSUER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.

                                     -104-